UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2022

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (651) 636-9770
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00 per share	IIN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On February 27, 2022, Intricon Corporation, a Pennsylvania corporation (the “Company” or “Intricon”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, IIN Holding Company LLC, a Delaware limited liability company (“Parent”), and IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are owned by funds affiliated with Altaris Capital Partners, LLC. The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, each share of common stock of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Rollover Shares (as defined below) or shares of Common Stock (a) held in treasury of the Company, (b) owned by any subsidiary of the Company, or owned by Parent, Merger Sub or any other subsidiary of Parent or (c) held by a holder who is entitled to, and who has perfected, appraisal rights for such shares under Pennsylvania law) automatically will be converted into the right to receive cash in an amount of $24.25 per share (the “Merger Consideration”), without interest, subject to any required withholding of taxes.

If the Merger is consummated, shares of Common Stock will be delisted from The NASDAQ Stock Market LLC and deregistered under the Securities Exchange Act of 1934.

Prior to the closing of the Merger, Parent and certain members of management may negotiate and enter into contracts providing for a rollover of a portion of such persons’ shares of Common Stock through their contribution of such shares (the aggregate amount of shares to be contributed, if any, the “Rollover Shares”) to an affiliate of Parent in exchange for membership interests in such affiliate of Parent.

As a result of the Merger and at the Effective Time, each outstanding and unexercised option to purchase Common Stock (“Stock Option”), all of which are fully vested, will automatically be cancelled and converted into the right to receive an amount of cash (without any interest thereon, and less applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock then underlying such Stock Option multiplied by (ii) the excess of the Merger Consideration over the exercise price per share of such Stock Option.

In addition, as a result of the Merger and at the Effective Time, each outstanding and unvested restricted stock unit for Common Stock (“RSU”) will vest (with performance-based vesting RSUs vesting at the applicable target level) in full and automatically be cancelled and converted into the right to receive an amount of cash (without any interest thereon, and less applicable withholding taxes) equal to the product of (i) the total number of shares of Common Stock then underlying such RSU multiplied by (ii) the Merger Consideration.

The completion of the Merger is subject to customary closing conditions, including: (i) the approval of the Merger Agreement by the Company’s shareholders (the “Company Shareholder Approval”); (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the approval of the Merger under the antitrust laws of other jurisdictions, as applicable; (iii) the absence of any laws or court orders making the Merger illegal or otherwise prohibiting the Merger; and (iv) other customary closing conditions, including the accuracy of the representations and warranties of each party (subject to certain materiality exceptions) and material compliance by each party with its covenants under the Merger Agreement. The parties expect the transaction to close in the second quarter of 2022, subject to the satisfaction or waiver of the closing conditions.

Concurrently with the execution of the Merger Agreement, affiliates of Altaris entered into: (i) an equity commitment letter, pursuant to which, among other things, they committed to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding the aggregate purchase price due at the Effective Time, subject to the terms and conditions set forth therein; the Company is a third party beneficiary with respect to certain enforcement rights under the equity commitment letter; and (ii) a limited guaranty, pursuant to which they have agreed to guarantee Parent’s obligation to pay any termination fee, reimburse and indemnify the Company with respect to certain expenses in connection with any debt financing that may be obtained by Parent and to pay certain other amounts required under the Merger Agreement.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to conduct its business in the ordinary course consistent with past practice during the period between the date of signing of the Merger Agreement and the closing and to not engage in specified types of transactions during this period, subject to certain exceptions. Parent has also made customary representations, warranties and covenants, including representations regarding the fact that Parent has obtained equity financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement and paying related fees and expenses.

During the period (the “Go-Shop Period”) beginning on February 27, 2022 and continuing until 11:59 p.m., Eastern time on (a) April 3, 2022 (35 days) (the “No-Shop Period Start Date”) or (b) April 13, 2022 (45 days) (the “Excluded Party No-Shop Period Start Date”) with respect to an Excluded Party (as defined below), the Company and its affiliates and their respective representatives have the right to: (i) solicit any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), furnish to any third person and its representatives any information (including non-public information) relating to the Company, its subsidiaries or any of its affiliates or afford to any such third person (and such representatives) access to the business, properties, assets, books, records or to any personnel of the Company and its subsidiaries; and (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any third person (and its representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal.

“Excluded Party” means a third party from whom the Company received an Acquisition Proposal prior to the No-Shop Period Start Date and which Acquisition Proposal the Board determines (prior to the No-Shop Period Start Date) in good faith, after consultation with its outside legal counsel and its financial advisors, constitutes or is reasonably likely to result in a Superior Proposal.

Beginning on the No-Shop Period Start Date (or with respect to an Excluded Party, the Excluded Party No-Shop Period Start Date) until the earlier of the Effective Time of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any Acquisition Proposal, participate in discussions and negotiations with third parties regarding any Acquisition Proposal and provide nonpublic information to such third parties, provided that if the Company receives an unsolicited Acquisition Proposal that did not result from a material breach of the no-shop restrictions, the Company may furnish information and provide access to such third party and participate in discussions or negotiations with such third party, subject to certain restrictions set forth in the Merger Agreement.

The Board has established a Special Committee of the Board composed of independent directors to address any Acquisition Proposals that are received from other bidders.

The Merger Agreement provides for certain termination rights for both the Company and Parent, as well as the payment of termination fees in certain cases. The Merger Agreement provides that Parent will be required to pay the Company a termination fee of $6.0 million upon termination of the Merger Agreement under certain circumstances. The Company will be required to pay Parent a fee of $4.0 million upon termination of the Merger Agreement under certain circumstances, including the termination by the Company to accept a Superior Proposal. However, the Company’s termination fee in such instance would be $3.0 million if the Superior Proposal was with respect to the entry into a definitive acquisition agreement with (i) a third party prior to the No-Shop Period Start Date, or (ii) an Excluded Party prior to the Excluded Party No-Shop Period Start Date.

The parties have agreed to use commercially reasonable efforts to take all actions necessary to consummate the Merger, including cooperating to obtain antitrust clearance under the HSR Act and other applicable antitrust laws.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (“SEC”).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 27, 2022, the Board adopted an Amendment (the “Bylaw Amendment”) to the Company’s Amended and Restated Bylaws (the “Amended and Restated Bylaws”). The Bylaw Amendment, which was effective upon adoption by the Board, designates the state courts in Montgomery County in the Commonwealth of Pennsylvania or the federal court in the Eastern District of Pennsylvania as exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action or proceeding asserting a claim of breach of duty owed by any director, officer or other employee of the Company to the Company or its shareholders; (iii) any action or proceeding brought under subchapter 15D (relating to dissenters rights) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”); (iv) any action or proceeding brought under subchapter 17G (relating to judicial supervision of corporate action) of the PBCL; (v) any action or proceedings brought under Chapter 25 (relating to registered corporations) of the PBCL; or (vi) any action or proceeding asserting a claim against the Company or any director, officer or other employee of the Company (a) arising under any provision of the PBCL or the articles of incorporation or bylaws of the Company, or (b) governed by the internal affairs doctrine.

The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaw Amendment, which is filed as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 8.01	Other Events

On February 28, 2022, the Company distributed an Employee FAQ communication to its employees, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
2.1*	Agreement and Plan of Merger, dated as of February 27, 2022, by and among Intricon Corporation, IIN Holding Company LLC and IC Merger Sub Inc.
3.1	Amendment to Amended and Restated Bylaws of Intricon Corporation.
99.1	Employee FAQ
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

*	Schedules to this agreement have been omitted pursuant to Item 601 of Regulation S-K and the Company agrees to furnish supplementally a copy of any omitted schedule to the staff of the SEC upon request.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). The proposed Merger and the Merger Agreement described above will be submitted to Intricon’s shareholders for their consideration at a special meeting of the shareholders. In connection therewith, Intricon intends to file relevant materials with the SEC, including a definitive proxy statement on Schedule 14A, which will be mailed or otherwise disseminated to Intricon’s shareholders when it becomes available. Intricon may also file other relevant documents with the SEC regarding the proposed Merger. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Shareholders may obtain a free copy of the definitive proxy statement and any amendments or supplements thereto and other documents filed by Intricon, once such documents are filed with the SEC, at the SEC’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Intricon by directing such request to Intricon at 1260 Red Fox Road, Arden Hills, Minnesota, 55112, Attention: Scott Longval, telephone: 651-636-9770.

Participants in the Solicitation

Intricon and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. A list of the names of such directors and executive officers and information concerning such participants’ ownership of Intricon’s common stock is set forth in Intricon’s definitive proxy statement on Schedule 14A for the 2021 annual meeting of shareholders, filed with the SEC on March 22, 2021, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such proxy statement, and by Intricon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 16, 2021. Additional information about the direct or indirect interests, by security holdings or otherwise, of those participants will be included in the definitive proxy statement and other documents filed with the SEC regarding the proposed Merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

Statements made in this Current Report on Form 8-K and exhibits filed herewith that are not historical facts or that include forward-looking terminology, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict and many of which are beyond the Company’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the failure to obtain the required votes of Intricon’s shareholders; the timing to consummate the proposed Merger; the conditions to closing of the proposed Merger might not be satisfied or the closing of the proposed Merger otherwise does not occur; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require Intricon to pay a termination fee; unanticipated difficulties or expenditures relating to the proposed Merger; the risk that a regulatory approval that may be required to consummate the proposed Merger is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on Merger-related issues; expectations regarding regulatory approval of the proposed Merger; results of litigation, settlements and investigations; actions by third parties, including governmental agencies and including the response of customers, service providers and business partners to the announcement of the proposed Merger; global economic or political conditions, including the outbreak of escalation of hostilities; adverse industry conditions; and other economic, business, or competitive factors. These risks, uncertainties and other factors are detailed from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021. Intricon can give no assurance that the expectations expressed or implied in the forward-looking statements contained herein will be attained. The forward-looking statements are made as of the date of this Current Report on Form 8-K, and Intricon disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

	By:	/s/ Scott Longval
	Name:	Scott Longval
	Title:	President and Chief Executive Officer

Date: February 28, 2022

Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

by and among

INTRICON CORPORATION,

IIN HOLDING COMPANY LLC

and

IC MERGER SUB INC.

Dated as of February 27, 2022

3.2	Authority; No Conflict; Required Filings and Consents.	33
3.3	Information Provided	34
3.4	Equity Financing	34
3.5	Operations of Parent and Merger Sub	35
3.6	Ownership of Company Common Stock	35
3.7	Litigation	36
3.8	Guarantee	36
3.9	Other Agreements or Understandings	36
3.10	Solvency	36
3.11	Sufficient Funds	37
3.12	Brokers	37
3.13	Independent Investigation	37
3.14	Exclusivity of Representations and Warranties.	37

Article IV Conduct of Business		38
4.1	Covenants of the Company	38
4.2	Conduct of Business by the Parent and Merger Sub Pending the Merger	42

Article V Additional Agreements		42
5.1	No Solicitation.	42
5.2	Preparation of the Proxy Statement; Company Shareholder Approval of the Merger.	49
5.3	Nasdaq Listing	51
5.4	Confidentiality; Access to Information	51
5.5	Legal Conditions to the Merger.	52
5.6	Public Disclosure	54
5.7	D&O Indemnification.	54
5.8	Notification of Certain Matters	56
5.9	State Takeover Laws	56
5.10	Rule 16b-3	56
5.11	Control of Operations	56
5.12	Security Holder Litigation	57
5.13	Financing	57
5.14	Employee Benefit Plans.	61
5.15	Certain Pre-Closing Covenants	63
5.16	Rollover Shares	63

Article VI CONDITIONS TO MERGER		63
6.1	Conditions to Each Party’s Obligation to effect the Merger	63
6.2	Conditions to the Obligations of the Company	63
6.3	Conditions to the Obligations of the Parent and Merger Sub	64

- ii -

Article VII Termination and Amendment		65
7.1	Termination	65
7.2	Manner and Notice of Termination; Effect of Termination	67
7.3	Fees and Expenses.	67
7.4	Amendment	72
7.5	Extension; Waiver	72
7.6	No Liability of Debt Financing Sources	72

Article VIII Defined Terms		72

Article IX Miscellaneous		86
9.1	Nonsurvival of Representations and Warranties	86
9.2	Notices	86
9.3	Entire Agreement	87
9.4	Third-Party Beneficiaries	87
9.5	Assignment	87
9.6	Severability	88
9.7	Counterparts and Signature	88
9.8	Interpretation	88
9.9	Governing Law	89
9.10	Remedies.	89
9.11	Submission to Jurisdiction	90
9.12	Disclosure Schedule	90
9.13	Parent Guarantee	91
9.14	Waiver of Jury Trial	91

- iii -

Agreement and Plan of Merger

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 27th day of February, 2022, by and among IIN Holding Company LLC, a Delaware limited liability company (the “Parent”), IC Merger Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of the Parent (“Merger Sub”), and Intricon Corporation, a Pennsylvania corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the PBCL, will merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock to be cancelled in accordance with Section 1.6(b) and Dissenting Shares, and (ii) any Rollover Shares) being converted in the Merger into the right to receive $24.25 per share, without interest thereon and subject to Section 1.6 (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders;

WHEREAS, the manager of the Parent and the board of directors of Merger Sub, and the Parent as the sole stockholder of Merger Sub, have adopted, approved and declared it advisable for the Parent and Merger Sub, as applicable, to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Parent and Merger Sub have delivered: (i) the Guarantee in favor of the Company, pursuant to which, subject to the terms and conditions contained therein, the Guarantors guaranteed certain obligations of the Parent and Merger Sub in connection with this Agreement; and (ii) the Equity Commitment Letter, pursuant to which the Guarantors committed, subject to the terms and conditions thereof, to invest in the Parent, directly or indirectly, the cash amounts set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

Article I

The Merger

1.1           The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the PBCL, Merger Sub shall merge with and into the Company at the Effective Time.

1.2           Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Parent, Merger Sub and the Company shall cause a statement of merger or other appropriate documents (in any such case, the “Statement of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the PBCL and filed with the Department of State. The Merger shall become effective upon the due filing of the Statement of Merger with the Department of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Statement of Merger (the “Effective Time”).

1.3           Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VI, the Closing shall take place (i) at the offices of Blank Rome LLP, One Logan Square, Philadelphia, PA 19103, on a date that is no later than the second Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or (ii) on such other date or at such other place as the Parent and the Company agree in writing.

1.4           Effects of the Merger. At the Effective Time (a) the separate existence of Merger Sub shall cease, Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth on Exhibit A, until further amended in accordance with the PBCL, subject to Section 5.7(b). In addition, subject to Section 5.7(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the PBCL. The Merger shall have the effects set forth in the PBCL and in this Agreement.

1.5           Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

1.6           Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, the Parent or any holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a)                Capital Stock of Merger Sub. Each share of the common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Cancellation of Treasury Stock, Subsidiary-Owned and Parent-Owned Stock. Any shares of Company Common Stock that are held in treasury of the Company and any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent (including any Rollover Shares), Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)                Merger Consideration for Company Common Stock. Subject to Section 1.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 1.6(b), (ii) Dissenting Shares, and (iii) any Rollover Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of (x) a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 1.6(c) in accordance with the provisions of Section 1.7, or (y) any Rollover Shares shall cease to have any rights with respect thereto, except the rights specified in the Rollover Agreement.

(d)               Adjustments to Merger Consideration. Subject to the limitations set forth in Section 4.1(a) and Section 4.1(b), the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

1.7           Surrender of Certificates.

(a)                Paying Agent. Prior to the Effective Time, the Parent shall engage the Paying Agent, pursuant to an agreement reasonably acceptable to the Company, and immediately prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than any Rollover Shares) outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 1.7, the Payment Fund (it being understood and agreed that the Parent may elect to use the available unrestricted cash of the Company and its Subsidiaries to fund a portion of the Payment Fund at Closing). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of

America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc., or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that, from and after the effective time, the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 1.7(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 1.7(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b)               Exchange Procedures.

(i)                 Promptly (and in any event within three Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 1.7(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii)               Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article I. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c)                Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 1.7, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 1.6(c), without any interest thereon.

(d)               No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, subject to Section 1.7(e).

(e)                Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 1.7 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f)                No Liability. To the extent permitted by applicable Law, none of the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)               Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

1.8            Company Stock Plans.

(a)                Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be cancelled and converted into the right to receive from the Surviving Corporation an amount of cash (without any interest thereon) equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b)               Effective as of the Effective Time, each Company RSU that is then outstanding and unvested shall vest (with performance-based vesting RSUs vesting at the applicable target level) in full and automatically be cancelled and converted into the right to receive an amount of cash (without any interest thereon) from the Surviving Corporation equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.

(c)                The Parent shall (i) cause the Surviving Corporation to make the payments contemplated by the foregoing Section 1.8(a) and Section 1.8(b) as promptly as practicable (and in any event within seven Business Days) after the Effective Time, and (ii) cause the Surviving Corporation to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 1.8(a) and Section 1.8(b).

(d)               At least five Business Days prior to the anticipated Closing Date, the Company shall provide a notice to each Person who is a holder of Company Stock Options or Company RSUs describing the treatment of and payment for such equity awards pursuant to this Section 1.8 and providing instructions for use in obtaining payment therefor. The Company shall provide the Parent with a reasonable opportunity to review the notices described in this Section 1.8(d) reasonably in advance of providing said notices and the Company shall consider in good faith any reasonable comments provided by the Parent to the Company.

(e)                The Company Board shall (i) as soon as practicable after the date hereof, suspend the Company ESPP as of the end of the Subscription Period (as defined in the ESPP) in effect as of the date of this Agreement such that no payroll deductions shall be made with respect to any Compensation (as defined in the ESPP) payable to a participating employee under the Company ESPP after the end of such Subscription Period, (ii) as soon as practicable following the end of the Subscription Period, return any remaining payroll deductions not used to purchase shares of Company Common Stock as of the end of such Subscription Period, and (iii) terminate the Company ESPP no later than immediately prior to the Effective Time.

(f)                No later than twenty days after the date hereof, the Company shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Company Stock Options, the Company RSUs and the Company ESPP as contemplated by this Section 1.8, and shall promptly thereafter provide evidence thereof to the Parent that is reasonably satisfactory to the Parent.

(g)               The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 1.8 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

1.9            Dissenting Shares.

(a)                Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such shares in accordance with Subchapter D of Chapter 15 of the PBCL (the “Dissenting Shares”), if Subchapter D of Chapter 15 of the PBCL is determined to be applicable, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 1.6 but shall be entitled only to such rights as are granted by the PBCL to a holder of Dissenting Shares.

(b)               If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Subchapter D of Chapter 15 of the PBCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c)                The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Subchapter D of Chapter 15 of the PBCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Subchapter D of Chapter 15 of the PBCL that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or pay or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.

1.10          Withholding Rights. Each of the Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

Article II

Representations and Warranties of the Company

The Company represents and warrants to the Parent and Merger Sub that the statements contained in this Article II are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since January 1, 2020, and prior to the second Business Day prior to the date of this Agreement and publicly available prior to the second Business Day prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth in the Company Disclosure Schedule, subject to Section 9.12.

2.1            Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger. The Company has made available to Parent correct and complete copies of the Company’s articles of incorporation and bylaws (and all amendments thereto) as in effect on the date of this Agreement. The minute books of the Company previously made available to the Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2019, of its shareholders and board of directors (including committees) for which the minutes have been approved through the date hereof.

2.2            Capitalization.

(a)                The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. The Company Common Stock is entitled to the rights and privileges set forth in the Company’s articles of incorporation. As of the Capitalization Date, 9,272,031 shares of Company Common Stock were issued and outstanding (not including shares held in treasury), (ii) no shares of Company Common Stock were held in treasury, (iii) 479,703 shares of Company Common Stock were underlying outstanding Company Stock Options and the Company Stock Options had a weighted average exercise price of $6.76, and (iv) 312,237 shares of Company Common Stock were underlying outstanding Company RSUs (in the case of performance RSUs, at “target” levels).

(b)               The Company has made available to the Parent complete and accurate (i) copies of all Company Stock Plans and details regarding the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs and (iv) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, for each Company Stock Option and each Company RSU, (A) the name of the holder thereof, (B) the date of grant thereof, (C) the number of shares of Company Common Stock issuable upon exercise thereof, and (D) the exercise price of such Company Stock Option. Section 2.2(b)(ii) of the Company Disclosure Schedule sets forth the estimated aggregate amount of payroll deductions that will be credited to the Company ESPP accounts as of March 31, 2022.

(c)                Except (i) as set forth in Section 2.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options or Company RSUs outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement permitted under Section 4.1(j), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. None of the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d)               All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 2.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the PBCL, the Company’s articles of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e)                There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

2.3            Subsidiaries.

(a)                Section 2.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 2.3(a)(ii) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens.

(b)               Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the articles of organization and bylaws (or comparable organizational documents) of each Subsidiary of the Company (and all amendments thereto) as currently in effect, and no Subsidiary of the Company is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company except as set forth in Section 2.3(c) of the Company Disclosure Schedule.

2.4            Authority; No Conflict; Required Filings and Consents.

(a)                The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the PBCL (the “Company Shareholder Approval”), to consummate the Merger. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.2, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)               The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.2 and subject to receipt of the Company Shareholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of incorporation or bylaws (or comparable organizational documents) of the Company or any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iii) subject to compliance with the requirements specified in clauses (i) through (v) of Section 2.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 2.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

(c)                No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Statement of Merger with the Department of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the proxy statement, as amended or supplemented from time to time (the “Proxy Statement”), with respect to the Company Meeting with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

(d)               Assuming the accuracy of the Parent’s and Merger Sub’s representation and warranty set forth in Section 3.66, the approval of the Company Voting Proposal by the holders of at least a majority of the outstanding shares of Company Common Stock entitled to vote, present in person or represented by proxy, at a meeting at which a quorum shall be present (the “Required Company Shareholder Vote”) is the only consent or vote of the holders of any class or series of the Company’s capital stock or other securities that is necessary for the approval of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

2.5            SEC Filings; Financial Statements; Information Provided.

(a)                The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2020. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports”, and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. Except as set forth on Section 2.5(a) of the Company Disclosure Schedule, the Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has not as of the date hereof received any written comments from the SEC with respect to any of the Company SEC Reports which remain unresolved. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b)               Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c)                The Proxy Statement on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Shareholders Meeting (i) shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing provisions of this Section 2.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.

(d)               The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e)                The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on the most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to the Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any significant deficiency or material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report or in any form, report or document filed by the Company with the SEC has been so disclosed and each significant deficiency and material weakness previously so disclosed has been remediated in all material respects.

(f)                The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

2.6            No Undisclosed Liabilities. Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to the Parent prior to the date of this Agreement, (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and (d) for fees and expenses incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any material nature required to be reflected or disclosed on a consolidated balance sheet of the Company (or the notes thereto) prepared in accordance with GAAP that were not adequately reflected or reserved against on the Company Balance Sheet (or the notes thereto).

2.7            Absence of Certain Changes or Events.

(a)                Since December 31, 2020, there has not been a Company Material Adverse Effect.

(b)               Since June 30, 2021 until the date of this Agreement, except for the transactions and actions expressly contemplated hereby and (with respect only to the immediately following clause (i)) any actions taken in good faith to respond to COVID-19 Measures, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business, and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under clause (a), (b), (c), (d), (e), (f), (i), (j), (m), (n), (o) and (p) (but with respect to clause (p), only as it pertains to the foregoing clauses) of Section 4.1 of this Agreement had such action occurred after the date of this Agreement.

2.8            Taxes.

(a)                The Company and each of its Subsidiaries have timely filed all material Tax Returns that the Company and each of its Subsidiaries were required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid (or caused to be paid) on a timely basis all Taxes due and payable by the Company and/or its Subsidiaries.

(b)               As of the date of this Agreement, (i) no examination or audit of any material Tax Return, or other Action in respect of any material amount of Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed or threatened in writing or, to the Knowledge of the Company, orally, and (ii) no material adjustment with respect to any Tax Return or material claim for any additional Tax has been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress. There are no Liens for material Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Liens for Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(c)                The Company and its Subsidiaries have complied in all material respects with applicable Laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of material Taxes required to be withheld and paid over.

(d)               There is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is presently contesting any material Tax liability of the Company or its Subsidiaries before any Governmental Entity.

(e)                Neither the Company nor any of its Subsidiaries has any material liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements entered into in the Ordinary Course of Business that are not primarily related to Taxes).

(f)                No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g)               Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h)               Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two years prior to the date hereof.

(i)                 No claim has been made in writing by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j)                 The Company will not be required to include any material item of income in, or to exclude any material item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting effected prior to the Closing, (ii) closing agreement, as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition made on or before the Closing Date, or (iv) prepaid amount or deferred revenue received on or before the Closing Date.

(k)               The Company has been treated as a corporation for U.S. federal income tax purposes since its formation. Each of the Company’s domestic Subsidiaries that is a corporation has been treated as a corporation for U.S. federal income tax purposes since its respective acquisition by the Company. Emerald Extrusion Services LLC has been treated as a partnership for U.S. federal income tax purposes since its acquisition by the Company. Each of the Company’s foreign Subsidiaries has been treated as a controlled foreign corporation for U.S. federal income tax purposes since its respective acquisition by the Company.

2.9            Real Property.

(a)                The Company and its Subsidiaries do not own, and, except as set forth on Section 2.9(a) of the Company Disclosure Schedule, have not owned, any real property since January 1, 2005, or, to the Company’s Knowledge, prior to such date.

(b)               Section 2.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto (the “Leased Real Property”). Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

(c)                The Company and each of its Subsidiaries have obtained all appropriate certificates of occupancy, licenses, and permits required for the Company and its Subsidiaries to operate from the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property, and except for such items as would not reasonably be expected to have any material adverse effect on the Company and its Subsidiaries or their respective operations therefrom.

(d)               The Company or its Subsidiaries are maintaining and repairing in a commercially reasonable manner in all material respects those portions of the Leased Real Property, if any, that they are responsible for maintaining and repairing under the Company Leases.

(e)                Neither the Company nor any of its Subsidiaries has received written notice of, and, to the Company’s Knowledge, there are not any pending investigations or threatened or contemplated condemnation Actions affecting any material part of the Leased Real Property, or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation. The Leased Real Property has not suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

2.10          Intellectual Property.

(a)                Section 2.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered Company Intellectual Property that is owned or purported to be owned by the Company or a Subsidiary. The Company or a Subsidiary has filed all documents and paid all material fees, and other financial obligations required to renew and maintain in force and effect in all material respects all such registered Company Intellectual Property until Closing. Section 2.10(a) of the Company Disclosure Schedule also sets forth a true, correct and complete list of the following included in the Company Intellectual Property and owned or purported to be owned by the Company or a Subsidiary: internet domain names and social media accounts and material, unregistered trademarks and brand names.

(b)               Section 2.10(b)(i) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person any Company Intellectual Property (other than Off-the-Shelf Software) that is material to the Company and its Subsidiaries, taken as a whole. Section 2.10(b)(ii) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries has licensed to any other Person the right to use any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries, other than agreements, contracts or other instruments pursuant to which non-exclusive rights with respect to Company Intellectual Property have been granted in the Ordinary Course of Business to customers or users of Company’s products or services for the purpose of using such products or services or to independent contractors, vendors and similar Persons solely for the purpose of performing activities for or on behalf of the Company or any of its Subsidiaries.

(c)                Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted, provided that this sentence shall not constitute a representation of non-infringement of any Intellectual Property of any Person.

(d)               All issued patents and registrations for trademarks, service marks and copyrights included in the Company Intellectual Property on Section 2.10(a) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, other than as a result of any patent expiration in accordance with its term.

(e)                The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted since January 1, 2019), does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no claims alleging an Intellectual Property infringement, violation or misappropriation with respect to the Company Intellectual Property owned or purported to be owned by the Company and its Subsidiaries pending as of the date of this Agreement and, between January 1, 2019, and the date of this Agreement, except as disclosed in Section 2.10(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of their trade secrets and other Company Intellectual Property of a nature that the Company intends to keep confidential, including all source code for Proprietary Software. Each employee who is or was involved in a material respect in the creation or development of any material Company Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, hired after January 1, 2015, has signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which to the Company’s Knowledge, has not been breached by such Person, except for breaches that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company and its Subsidiaries are not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of the Company or a Subsidiary, except for any unauthorized uses that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g)               To the Company’s Knowledge, no third party is infringing, violating or misappropriating any material Company Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (and no third party has done so since January 1, 2019).

(h)               The Company and its Subsidiaries own, or have sufficient license to use, all material computer software, including source code, operating systems, APIs, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted (“Computer Software”). The Company and its Subsidiaries are in compliance in all material respects with all provisions of any license or other agreement pursuant to which the Company or any of its Subsidiaries has the right to use any Computer Software. Section 2.10(h) of the Company Disclosure Schedule sets forth a list of all material Computer Software (excluding Off-the-Shelf Software with license or user fees less than $50,000), including any material Proprietary Software, and identifies any such Computer Software that is owned by the Company or its Subsidiaries rather than licensed from a third party. No Proprietary Software is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that has been used by Company or its Subsidiaries in a manner that requires public disclosure or licensing of the source code of any such Proprietary Software. The Company and its Subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any material Proprietary Software (except to customers and service providers and subject to appropriate nondisclosure obligations and use restrictions). The Company has made available to the Parent true and complete copies of all Company Material Contracts under which the Company or any of its Subsidiaries has the right to use Computer Software (other than Off-the-Shelf Software).

(i)                 The Company and its Subsidiaries maintain privacy policies (“Privacy Policies”) in accordance with applicable Law that describe their collection, use, storage, retention, disclosure, transfer, disposal or other processing of sensitive data, including any personally identifiable information, health information, payment card information, Social Security Numbers and other Personal Information protected by applicable Information Privacy and Security Laws (collectively, “Protected Information”). The Company and its Subsidiaries comply in all material respects with applicable Privacy Policies, use restrictions, Information Privacy and Security Laws, and other Laws pertaining to Protected Information in all material respects. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not impair in any material respect any right in, or cause the Company or any of its Subsidiaries to be in violation or default under any policy, agreement or Law (including any Information Privacy and Security Laws) applicable to, any private, personal or proprietary information (including Protected Information) acquired by the Company or any of its Subsidiaries or used by the Company or any of its Subsidiaries in the conduct of their business in substantially the manner and to the extent presently conducted or contemplated. Section 2.10(i) of the Company Disclosure Schedule identifies any Company Material Contracts under which Protected Information of the Company or its Subsidiaries is hosted on the systems or networks of third parties, including cloud computing arrangements. No material claims are pending, or to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries by any Person (including any Governmental Entity) alleging a violation of privacy or other rights regarding Protected Information. All processing, storing and transmitting of payment card data by or for the Company and its Subsidiaries is compliant in all material respects with Payment Card Industry Data Security Standard. None of the Company or its Subsidiaries or their respective Affiliates or any of their respective employees, officers, directors or managers, has used or disclosed Personal Information in the past five years so as to trigger a security breach notification or reporting requirement under applicable Law.

(j)                 The Company and its Subsidiaries have taken reasonable efforts to protect the confidentiality, integrity and security of their respective software, databases, networks, internet sites and other Company Systems and all Protected Information and Company proprietary information stored or contained therein or transmitted thereby from any unauthorized use, access, acquisition, interruption or modification by third parties (“Unauthorized Use”), and comply in all material respects with their own policies and any Laws with regard to such Company Systems and the transmission and storage of such information. The Company and its Subsidiaries have not experienced in the past five years any Unauthorized Use of such information or any Company Systems, or any infection of Company Systems by viruses or other harmful code, which caused a material disruption of the business of the Company or its Subsidiaries or required notification to any Person under applicable Laws.

(k)               In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused or would reasonably be expected to result in any substantial disruption of or interruption in or to the use of Company Systems and/or the conduct of the business of the Company or its Subsidiaries that have been or would reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole. The Company has made available to the Parent access to the Company’s security, disaster recovery and business continuity plans and procedures. The Company and its Subsidiaries act in compliance in all material respects with such plans and procedures and have taken reasonable efforts to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

2.11          Contracts; Government Contracts.

(a)                Section 2.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties, rights or assets are bound.

(b)               Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                Since January 1, 2019, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d)               With respect to each Government Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties, rights or assets are bound as of the date of this Agreement, the Company and any applicable Subsidiaries have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly therein, by reference or by operation of any laws or regulations, except for any failure to comply that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.12          Litigation. There is no Action pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger. There are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, or materially impair or delay, the ability of the Company to consummate the Merger.

2.13          Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and in the five-year period prior to the date hereof, has been, in compliance with all Environmental Laws; (ii) the Company and its Subsidiaries have, and since January 1, 2019, have had, all Permits, licenses and other authorizations required under any Environmental Law, (iii) the Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with such Permits, licenses and other authorizations; (iv) there is no Action relating to any Environmental Laws with respect to which the Company or any of its Subsidiaries has been served or which, to the Company’s Knowledge, is otherwise pending or threatened against the Company or any of its Subsidiaries (or pending, or, to the Company’s Knowledge, threatened in connection with any real property currently owned by the Company or any of its Subsidiaries or, to the Company’s Knowledge, leased or formerly owned, by the Company or any of its Subsidiaries); (v) neither the Company nor any of its Subsidiaries has in the five-year period prior to the date hereof, received any notice of or entered into or assumed (by contract or operation of law or otherwise), any claim, obligation, liability, order, settlement, judgment, injunction or decree relating to any violation or alleged or suspected violation of any Environmental Laws or relating to any release or alleged or suspected release of Hazardous Substances; (vi) in the five-year period prior to the date hereof, there has been no release or alleged release of Hazardous Substances or violation of Environmental Laws at, on, under or from any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries, and (vii) the Company and its Subsidiaries have timely filed for any required renewal or extension of any environmental Permits, licenses or other required authorizations and have not received any written notice or, to the Company’s Knowledge, oral notice, and do not otherwise have Knowledge, that such Permits will not be issued or renewed with terms and conditions that are consistent with the present operations of the Company and its Subsidiaries. The representations and warranties contained in this Section 2.13 and Section 2.17(g) are the only representations and warranties being made with respect to any Environmental Laws, Hazardous Substances, environmental Permits and other environmental matters, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Environmental Laws, Hazardous Substances, environmental Permits and other environmental matters. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 2.15 and 2.18 do not relate to environmental matters.

2.14          Employee Benefit Plans.

(a)                Section 2.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b)               With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) a current IRS opinion or favorable determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan in the six-year period prior to the date hereof.

(c)                Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)               With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e)                All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f)                Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no Actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.

(g)               None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates maintains, contributes to or is obligated to contribute to (or has during the past six years maintained or contributed to or been obligated to contribute to), or could reasonably be expected to have any liability with respect to, (i) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 509(c)(9) of the Code. During the immediately preceding six years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.

(h)               Except as set forth on Section 2.14 of the Company Disclosure Schedule or as contemplated by Section 1.8 of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries to any payment or benefit (or result in the funding of any such payment or benefit) under any Company Employee Plan; (ii) increase the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company’s Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries; or (v) limit or restrict the right of the Company or any of the Company’s Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable Law.

(i)                 Neither the Company nor any of the Company’s Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(j)                 Except as set forth on Section 2.14(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(k)               Except as set forth on Section 2.14(k) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by Section 4980B of the Code (and at the sole cost of such Person).

(l)                 All Company Employee Plans maintained pursuant to the laws of a country other than the United States and all plans or arrangements applicable to employees outside the United States that are mandated by applicable Law (i) have in all material respects been maintained in accordance with all applicable requirements (including applicable Law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, in accordance with GAAP and, if required, applicable Law, except, in the case of clause (ii) or (iii), as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.15          Compliance with Laws.

(a)                The Company and each of its Subsidiaries is, and in the three-year period prior to the date hereof, has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, including the ownership or operation of its properties or assets, except for failures to comply or violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect..

(b)               In the three-year period prior to the date hereof, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or distributors has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign government officials or employees or to foreign political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or antiterrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, except in each case for unlawful payments or other violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                In the three-year period prior to the date hereof, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, except in each case for failures to comply that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

2.16          Healthcare Compliance.

(a)                Since January 1, 2019, all activities of the Company and its Subsidiaries, and, to the Knowledge of the Company, each of their respective employees, officers, directors and managers, have been and are currently being, conducted in compliance with all Healthcare Laws and in compliance with Permits issued under or required by any Healthcare Laws, and all corrective action plans required by any Governmental Entity, except in each case for failures to comply that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Since January 1, 2019, no Action or recoupment has been threatened in writing, or, to the Knowledge of the Company, orally, or is currently pending and of which the Company has been notified in writing, or, to the Knowledge of the Company, orally, by or before any Governmental Entity alleging a material violation of any Healthcare Laws by the Company or any of its Subsidiaries or any of their respective Affiliates, or, to the Knowledge of the Company, any of their respective employees, officers, directors, contractors or managers with respect to the Company or any of its Subsidiaries. There are no outstanding investigative inquiries made to the Company or any of its Subsidiaries in writing by any Governmental Entity made under any Healthcare Law relating to the Company or its Subsidiaries.

(c)                None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, their respective employees, officers, directors, or managers, in each case in such capacity, has, since January 1, 2019, received any written notice with respect to the Company or any of its Subsidiaries alleging, or is currently the subject of an unresolved written allegation made by a Governmental Entity with respect to the Company or any of its Subsidiaries of a material violation of any Healthcare Law in the conduct of its business or indicating that the qualification of the Company or any of its Subsidiaries as a participating provider in any government program may be terminated or withdrawn.

(d)               None of the Company or any of its Subsidiaries or their respective Affiliates or any of their respective employees, officers, directors, or managers is excluded, suspended or debarred from participation or is otherwise ineligible to participate in any federal or individual state health care program, including, but not limited to the federal health care programs defined in 42 U.S.C. § 1320a-7b(f).

2.17          FDA Matters; Products.

(a)                The Products, based on applicable FDA policy, are not, and within the past three years have not been, adulterated or misbranded within the meaning of the FDCA, and are not articles which may not, under the FDCA, be introduced into interstate commerce, other than as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2019, neither the Company nor its Subsidiaries, nor any Person acting on their behalf, has received (a) any FDA Form 483 (or similar form or other written communication from a similar Governmental Entity) relating to any of the Products; (b) any FDA (or similar Governmental Entity) written notices of adverse findings relating to any Products; or (c) any warning letters or other written correspondence from the FDA, the U.S. Consumer Product Safety Commission or any similar Governmental Entity concerning any

Products in which the FDA (or similar Governmental Entity) asserted that the operations of the Company or its Subsidiaries were not in compliance with applicable Laws or guidelines relating to the Products, in each case other than (i) items that have been resolved and do not remain outstanding, or (ii) as would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Since January 1, 2019, all pre-clinical and clinical trials conducted or sponsored by or on behalf of the Company and its Subsidiaries with respect to the Products have been conducted in compliance with all applicable Laws, including, without limitation, those promulgated and enforced by the FDA or any other Governmental Entity, except in any case as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)                Since January 1, 2019, each Product sold, distributed or manufactured prior to the Closing by the Company, its Subsidiaries or third parties acting under any of such entities’ direction, has been in conformity in all respects with the specifications for such Product set forth in the marketing authorization applicable to the Product and all applicable Laws, including (i) the FDCA, the Consumer Product Safety Act, the Consumer Product Safety Improvement Act, the Federal Hazardous Substances Act, the Poison Prevention Packaging Act and the Fair Packaging & Labeling Act; (ii) any reporting obligations under any such Laws; and (iii) any notices or warnings required by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (also known as “Proposition 65”) except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)               To the Knowledge of the Company, since January 1, 2019, none of the officers or employees of the Company or its Subsidiaries, acting in their capacity as such, have been disqualified or debarred by the FDA for any purpose, or have been charged with or convicted under United States federal Law for conduct relating to the development or approval or otherwise relating to the regulation of any drug product under the Generic Drug Enforcement Act of 1992, the FDCA or any other similar Law or have made an untrue statement of a material fact to any Governmental Entity with respect to Products (whether in any submission to such Governmental Entity or otherwise), or failed to disclose a material fact required to be disclosed to any Governmental Entity with respect to Products.

(e)                The Company and its Subsidiaries have no liability arising out of any injury to individuals or property related to any Product designed, developed, manufactured, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or its Subsidiaries except as set forth in Section 2.17(g) of the Company Disclosure or in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f)                Since January 1, 2019, the Company and its Subsidiaries have taken reasonable steps to ensure that all Products and packaging manufactured, sold or delivered by or on behalf of the Company or any of its Subsidiaries that were manufactured, assembled, processed or packaged by any other Person on the behalf of the Company or its Subsidiaries were manufactured, assembled, processed and packaged in conformity in all respects with all Laws that are applicable to the manufacture, assembly, processing and packaging of such

Products except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect..

(g)               Since January 1, 2019, the Company and its Subsidiaries have taken all steps reasonably necessary to ensure that no Products or packaging manufactured, sold or delivered by the Company or any of its Subsidiaries or by another Person on behalf of the Company or any of its Subsidiaries contain any Hazardous Substance (including asbestos) in excess of amounts permitted by applicable Governmental Entities or in amounts that constitute a violation of applicable Law in any material respect. With respect to asbestos related claims against the Company and its Subsidiaries as of the date hereof, Section 2.17(g) of the Company Disclosure Schedule lists (i) the total available limits under applicable insurance policies, limits under each such policy eroded to date, and the estimated remaining available limits under each such policy as of the date hereof, (ii) all open, pending or outstanding asbestos liability claims as of December 31, 2021, and (iii) a description of (1) any asbestos-containing products sold by the Company and its Subsidiaries, or any of their predecessors, and (2) the approximate number of each such product sold.

2.18          Permits.

(a)                The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including authorizations, Permits, licenses and franchises under Healthcare Laws, except for such Permits, licenses and franchises the absence of which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. The Company and its Subsidiaries have timely filed for any required renewal or extension of any Company Permits, and have not received any notice, and do not otherwise have knowledge, that such Company Permits will not be issued or renewed with terms and conditions that are consistent in all material respects with the present operations of the Company and its Subsidiaries, except as would not reasonably be expected to have a Company Material Adverse Effect.

(b)               Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.

(c)                Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, all reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing prior to the date of this Agreement). Since January 1, 2019, except for matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any Person acting on behalf of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(d)               Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) each in his or her capacity as such, has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C.A § 335a(a) or any similar law or authorized by 21 U.S.C.A § 335a(b) or any similar law, and (ii) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) each in his or her capacity as such, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.

(e)                Since January 1, 2019, neither the Company nor any of its Subsidiaries nor any Person acting on their behalf has voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Products, (iii) a negative change in reimbursement status of a Product, (iv) a 510(k) rescission letter, (v) any regulatory or advisory action by the FDA or any other Healthcare Regulatory Authority against the Company or any Product, including any notice of inspectional or adverse findings, any regulatory, untitled or warning letters or any recalls, (vi) any safety alert with respect to a Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.

2.19          Labor Matters.

(a)                Since January 1, 2019, the Company and its Subsidiaries have complied with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any Action asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that would not reasonably be expected to have a Company Material Adverse Effect. There are no material pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts within the past three years. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred within the three years prior to the date of this Agreement. Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Company, its Subsidiaries, or, to the Company’s Knowledge, any of their representatives has committed any unfair labor practice in connection with the operation of the business of the Company or its Subsidiaries, and (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, or, to the Company’s Knowledge, threatened, before the National Labor Relations Board or any comparable Governmental Entity.

(b)               Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, to the Company’s Knowledge, there has not been during the previous three years, and there is currently no, material charge or complaint against the Company or any of its Subsidiaries or any of their respective officers, directors, managers or employees pending or threatened before the United States Department of Labor, the Office of Federal Contract Compliance Programs, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Entity, relating to the employment or termination of employment of any employee of the Company or any of its Subsidiaries.

(c)                Except in any case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have discharged their respective obligations in full, and have complied in all material respects with all Laws, with respect to hours, classification, employment-related Taxes, immigration, equal employment opportunity, sexual harassment, affirmative action, legal qualification of employment status, plant closings or mass layoffs, occupational safety and health, worker’s compensation, salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other material benefits for their employees, officers, current or former directors, contractors and other representatives.  In the three-year period prior to the date hereof, there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company and its Subsidiaries, and none of the Company and its Subsidiaries have incurred any material liability under WARN . The Company and its Subsidiaries have not otherwise experienced any employment-related liability with respect to COVID-19 except in any case as has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole.

(d)               To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries, with a base annual salary of $75,000 or more, intends to terminate employment with the Company or any of its Subsidiaries prior to December 31, 2022, except as set forth in Section 2.19(d) of the Company Disclosure Schedule.

(e)                All independent contractors that are working for or have worked for the Company or its Subsidiaries, in the five-year period prior to the date hereof, have been properly classified as independent contractors in compliance with all applicable Laws, other than as would not reasonably be expected to have a Company Material Adverse Effect.

2.20          [intentionally omitted].

2.21          Opinion of Financial Advisor. The financial advisor of the Company, Piper Sandler & Co. (“Piper Sandler”), has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. As soon as reasonably practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to the Parent for informational purposes only.

2.22          Takeover Laws. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub in Section 3.6, the Company Board has taken all actions necessary so that the requirements and restrictions contained in Subchapters E through H of Chapter 25 of the PBCL shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

2.23          Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 2.23 of the Company Disclosure Schedule. The Company previously has made available to the Parent a copy of the Piper Sandler engagement letter, and the fees set forth therein are the only fees payable to Piper Sandler in connection with the Merger.

2.24          Insurance. Except as has not had and would not be reasonably likely to have a Company Material Adverse Effect, (a) all current insurance policies maintained by or with respect to the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (b) the Company and its Subsidiaries are not in default under any such insurance policy, and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with or without notice, lapse of time or both, would constitute such a breach or default or permit termination or adverse modification of any such insurance policy, (c) no written notice of cancelation, termination or non-renewal has been received with respect to any such insurance policy, nor, to the Knowledge of the Company, are any of the foregoing threatened, and (d) as of the date hereof, there is no claim pending under any such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies.

2.25          Suppliers. Listed in Section 2.25 of the Company Disclosure Schedules are the names of the ten most significant suppliers (by dollar volume of purchases) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Supplier”) for the twelve-month period ended December 31, 2021, and the approximate dollar amount purchased from each such supplier during such period. From January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier following the date hereof.

2.26          Customers. Listed in Section 2.26 of the Company Disclosure Schedules are the names of the ten most significant customers (by dollar volume of sales) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Customer”) for the twelve-month period ended December 31, 2021, and the approximate dollar volume of sales to each such customer during such period. From January 1, 2021, through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s Knowledge, any other notice from a Significant Customer that such Significant Customer has terminated, not renewed, or reduced materially, or to the Company’s Knowledge has threatened to terminate, not renew or reduce materially, its business with the Company or any of its Subsidiaries.

2.27          Exclusivity of Representations and Warranties.

(a)            No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Guarantors under the Equity Commitment Letter and the Guarantee:

(i)                 none of the Parent, Merger Sub or any of their respective Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Parent, Merger Sub, their respective Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)               no Person has been authorized by the Parent, Merger Sub or any of their respective Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Parent, Merger Sub and their respective Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company, its Subsidiaries, or any of their respective Affiliates or Representatives as having been authorized by the Parent, Merger Sub and their respective Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

(iii)             the representations and warranties made by the Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)            No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and the representations and warranties of the Guarantors under the Equity Commitment Letter and the Guarantee, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                 any representation or warranty, express or implied;

(ii)               any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company, its Subsidiaries, or any of their respective Affiliates or Representatives; or

(iii)             the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article III

Representations and Warranties of the Parent and MERGER SUB

The Parent and Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article III are true and correct.

3.1            Organization, Standing and Power.

(a)                The Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate of formation and operating agreement, or similar organizational documents as amended through the date of this Agreement, of the Parent.

(b)               Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that would not reasonably be expected to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation and bylaws, or similar organizational documents as amended through the date of this Agreement, of Merger Sub.

3.2            Authority; No Conflict; Required Filings and Consents.

(a)                Each of the Parent and Merger Sub has all requisite limited liability company power or corporate power, as applicable, and authority to enter into this Agreement and, subject to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub, to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and Merger Sub have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of each of the Parent and Merger Sub, subject to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by each of the Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)               The execution and delivery of this Agreement by each of the Parent and Merger Sub do not, and the consummation by the Parent and Merger Sub of the transactions contemplated by this Agreement shall not (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, bylaws or other organizational documents of the Parent or Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default, with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit), under, or require a consent or waiver under, or result (or, with or without notice or the lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 3.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 3.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)                No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement by the Parent or Merger Sub or the consummation by the Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Statement of Merger with the Department of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(d)               No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

3.3            Information Provided. The information to be supplied by or on behalf of the Parent or Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed or otherwise disseminated to shareholders of the Company, at the time of any amendment or supplement thereto, and at the time of the Company Meeting, in each case shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

3.4            Equity Financing. Parent has delivered to the Company a true and complete copy, including all exhibits and schedules thereto, of the executed commitment letter, dated as of  the date hereof (the “Equity Commitment Letter”), from the Guarantors, pursuant to which the Guarantors have agreed to make equity investments in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Financing”), for purposes of financing the Merger, the other transactions contemplated by this Agreement, and the related fees and expenses to be incurred by Parent in connection therewith.  As of the date of this Agreement, the Equity Commitment Letter has not been amended or modified, no such amendment or modification is contemplated, none of the obligations and commitments contained in such letter have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, there are no other Contracts, side letters or arrangements to which Parent or Merger Sub or any Guarantor is a party relating to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Equity Commitment Letter. Other than as set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing. Assuming the satisfaction of the conditions set forth in Article VI, and assuming the Financing is funded in accordance with the Equity Commitment Letter, the net proceeds of the Financing, together with the available unrestricted cash of the Company and its Subsidiaries and with the consideration to be issued under any Rollover Agreement, will in the aggregate be sufficient for Parent, Merger Sub or the Surviving Corporation, as applicable, to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby (including all amounts payable in respect of Company Stock Options and Company RSUs under this Agreement) and to pay all related fees and expenses of the Parent, Merger Sub and the Company.  The Equity Commitment Letter is (x) a legal, valid and binding obligation of the Parent, Guarantors and each of the other parties thereto, (y) enforceable in accordance with its terms against the Parent, Guarantors and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect.  As of the date hereof, each of Parent and Merger Sub has no reasonable basis to believe that it or any other party to the Equity Commitment Letter will be unable to satisfy on a timely basis any term or condition therein. As of the date hereof, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, constitute a material default or material breach on the part of Parent, Merger Sub or any of the Guarantors pursuant to the Equity Commitment Letter.

For the avoidance of any doubt, Parent and Merger Sub acknowledge and agree that there is no financing contingency of any kind with respect to any of their obligations under this Agreement.

3.5            Operations of Parent and Merger Sub. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than in connection with their formation and the transactions contemplated hereby and prior to the Effective Time will have incurred no liabilities or obligations other than as contemplated by the Equity Commitment Letter, the Debt Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock and other securities of Merger Sub free and clear of all Liens. No vote or consent of the holders of any capital stock of the Parent is necessary to approve this Agreement and the Transactions (including the Merger). The vote or consent of the Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of Merger Sub necessary to approve this Agreement and the Transactions (including the Merger).

3.6            Ownership of Company Common Stock. Other than by reason of this Agreement or the transactions contemplated hereby, neither the Parent nor Merger Sub is an “interested shareholder” (as defined in Sections 2538 or 2553 of the PBCL) of the Company or any of its

Subsidiaries or otherwise owns beneficially or of record any Company Common Stock or other equity interest of the Company or any Subsidiary.

3.7            Litigation. As of the date of this Agreement, there is no Action pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had a Parent Material Adverse Effect.

3.8            Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed limited guarantee (the “Guarantee”) of Altaris Health Partners V, L.P. and Altaris Health Partners V-A, L.P. (the “Guarantors”), dated as of the date of this Agreement, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and Parent’s and Merger Sub’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein.  The Guarantee has not been amended, modified, withdrawn or rescinded in any respect and is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default or breach on the part of any of the Guarantors under the Guarantee.

3.9            Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, Merger Sub, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

3.10         Solvency. Assuming (a) satisfaction or waiver of the conditions to the Parent’s and Merger Sub’s obligation to consummate the Merger and the accuracy of the representations and warranties of the Company set forth in Article II, (b) the effectiveness of the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Equity Commitment Letter, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and Merger Sub, and (c) the Company and its Subsidiaries will be Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the then present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed, as of that date, the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted within 90 days following the Closing Date and (iv) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

3.11          Sufficient Funds. The Guarantors have available, and will continue to have available through and at the Closing, unencumbered cash or cash equivalents, lines of credit or other sources of immediately available funds that, together with the unrestricted cash of the Company and its Subsidiaries, are sufficient to permit the Parent to fund the Merger Consideration contemplated by Article I and any other amounts payable by the Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with this Agreement and the Transactions contemplated hereby. The obligations of the Parent and Merger Sub hereunder are not subject to any condition regarding the Parent’s or Merger Sub’s ability to obtain financing for the Merger and the other Transactions contemplated by this Agreement.

3.12          Brokers. Prior to the Effective Time, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities.

3.13          Independent Investigation. Each of the Parent and Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

3.14          Exclusivity of Representations and Warranties.

(a)             No Other Representations and Warranties. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II:

(i)                 neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii)               no Person has been authorized by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives, to make any representation or warranty relating to the Company and its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company and its Subsidiaries, or any of their respective Affiliates or Representatives (or any other Person); and

(iii)             the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Parent and Merger Sub hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b)            No Reliance. Each of the Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article II, it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i)                 any representation or warranty, express or implied;

(ii)               any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii)             the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV

Conduct of Business

4.1            Covenants of the Company. Except (i) as otherwise expressly contemplated or required by this Agreement, (ii) as required by applicable Law, (iii) as required, or in the Company’s reasonable, good faith discretion, advisable, in connection with any COVID-19 Measures, after written notice provided by the Company reasonably in advance of any such COVID-19 Measures to, and, to the extent practicable under the circumstances, consultation with, Parent, (iv) as set forth in Section 4.1 of the Company Disclosure Schedule, or (v) with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the

Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with the Company. Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated or required by this Agreement, (B) as required by applicable Law, (C) as set forth in Section 4.1 of the Company Disclosure Schedule, or (D) with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a)                (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement, (B) from holders of Company Stock Options or Company RSUs (in each case which are outstanding as of the date of this Agreement) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent permitted under the terms thereof as they exist on the date of this Agreement or (C) from former employees, directors and consultants as required by agreements existing as of the date of this Agreement providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement, in each case, under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b)               issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement, (ii) upon settlement of Company RSUs outstanding on the date of this Agreement in accordance with the terms thereof as they exist on the date of this Agreement or (iii) pursuant to the Company ESPP and in accordance with the terms thereof as they exist on the date of this Agreement;

(c)                amend the Company’s or any of its Subsidiaries’ articles of incorporation, bylaws or other comparable charter or organizational documents;

(d)               acquire, or cause any acquisition of, any assets, rights or properties, including by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, except for (i) purchases in accordance with the Company’s budget for capital expenditures set forth in Section 4.1(d)(i) of the Company Disclosure Schedule, (ii) purchases of inventory and raw materials in the Ordinary Course of Business, and (iii) purchases of other assets (other than those described in clauses (i) and (ii)) in an aggregate amount not to exceed $500,000;

(e)                sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries other than sales of inventory and accounts receivable and dispositions of obsolete equipment, in each case in the Ordinary Course of Business, and sales of other assets in an aggregate amount not to exceed $1,000,000;

(f)                (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) merge or consolidate with any Person;

(g)               (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business and (C) indebtedness incurred under the Credit Facility in the Ordinary Course of Business in an aggregate principal amount not to exceed $1,000,000 at any time), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries; provided, however, that the Company may continue to make investments in the Ordinary Course of Business in short-term, highly liquid investments, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h)               make any capital expenditures or other expenditures with respect to property, plant or equipment other than as included in and in accordance with the Company’s budget for capital expenditures set forth in Section 4.1(d) of the Company Disclosure Schedule or as otherwise permitted under Section 4.1(d) of this Agreement;

(i)                 make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP or applicable Law;

(j)                 except as required by applicable Law or in order to comply with any Company Employee Plan in existence on the date hereof or, in the case of clause (iii) below, as required, or, in the Company’s reasonable, good faith discretion, advisable, in connection with any COVID-19 Measures, after written notice provided by the Company reasonably in advance of any such COVID-19 Measures to, and, to the extent practicable under the circumstances, consultation with, Parent, (i) adopt, enter into, terminate or amend in a manner adverse to the Company or any of its Subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement or arrangement with any of its directors, officers, employees or individual independent contractors, except (to the extent done in the Ordinary Course of Business) (A) entry into at-will offer letters with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s severance practices set forth in Section 4.1(j)(i) of the Company Disclosure Schedule as in effect on the date hereof (the “Company Severance Practices”) or (B) entry into customary separation agreements providing for a release by the applicable former employee and (if applicable) severance benefits consistent with the Company Severance Practices, (ii) hire any new employees or individual independent contractors, except (to the extent hired in the Ordinary Course Of Business) (A) non-executive employees, (B) individual independent contractors, and (C) employees with individual salaries or wages of less than $200,000 per year, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans in the Ordinary Course of Business that do not (and will not after the Closing) increase in any material respect the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plans and that apply to substantially all Company Employees, (iv) increase the compensation, benefits, severance or termination pay of (or accelerate payment or vesting of), or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof disclosed in Section 4.1(j)(ii) of the Company Disclosure Schedule, (B) salary increases approved as of the date hereof that are set forth on Section 4.1(j)(iv)(B) of the Company Disclosure Schedule, and customary salary increases in amounts in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $200,000 per year, (C) bonus opportunities in amounts in the Ordinary Course of Business that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change of control or similar transaction related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, or (vi) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $200,000, other than for cause;

(k)               (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than, in the Ordinary Course of Business, Contracts described in clause (e) of the definition of “Company Material Contract”), (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;

(l)                 knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;

(m)             except as permitted by and in accordance with Section 5.12, settle any Action, other than the settlement of any Action (but not a criminal Action) (i) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or (ii) that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $250,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

(n)               make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability;

(o)               cancel, terminate or allow to lapse without a commercially reasonable substitute policy therefore, or amend in any material respect, any insurance policy; or

(p)               authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

4.2            Conduct of Business by the Parent and Merger Sub Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable Law, during the Pre-Closing Period, (a) neither the Parent nor Merger Sub shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement and (b) Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger and the other transactions contemplated by this Agreement.

Article V

Additional Agreements

5.1            No Solicitation.

(a)                Go-Shop Period. Notwithstanding anything to the contrary set forth in this Agreement, during the period (the “Go-Shop Period”) beginning on the date of this Agreement and continuing until 11:59 p.m., Eastern time on the 35th day after the date hereof (“Initial No-Shop Period Start Date”), or continuing until 11:59 p.m., Eastern time on the 45th day after the date hereof with respect to an Excluded Party (“Excluded Party No-Shop Period Start Date” and together with the “Initial No-Shop Period Start Date”, the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right, directly or indirectly, to: (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal; (ii) subject to the entry into, and solely in accordance with, an Acceptable Confidentiality Agreement, furnish to any Third Person (and its Representatives subject to the terms and obligations of such Acceptable Confidentiality Agreement applicable to such Third Person) any information (including non-public information) relating to the Company, its Subsidiaries or any of its Affiliates or afford to any such Third Person (and such Representatives) access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal or inquiry that could constitute, or could reasonably be expected to lead to, an Acquisition Proposal, provided, however, that (A) the Company will promptly (and in any event within 24 hours) provide to the Parent, or provide the Parent access to, any such non-public information concerning the Company and its Subsidiaries that is provided to any such Third Person or its Representatives that was not previously provided to the Parent or its Representatives and (B) the Company and its Subsidiaries shall not provide (and shall not permit any of their respective Representatives to provide) any competitively sensitive non-public information to any Third Person who is or whose Affiliates are a competitor of the Company and its Subsidiaries in connection with the actions permitted by this Section 5.1(a), except in accordance with customary “clean room” or other similar procedures; and (iii) continue, enter into, maintain, participate or engage in discussions or negotiations with any Third Person (and its Representatives) with respect to any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal and cooperate with, assist or participate in, or facilitate in any way, such proposals or inquiries or any effort or attempt to make any proposal or inquiry that constitutes, could constitute or could reasonably be expected to lead to, an Acquisition Proposal, including by granting any waiver, amendment or release under any “standstill provision” or similar obligation of any Third Person with respect to the Company and its Subsidiaries to allow such Third Person to submit or amend an Acquisition Proposal on a confidential basis to the Company Board (or any committee thereof).

(b)               No Solicitation or Negotiation. Subject to the terms of this Section 5.1, from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.1(b), request the prompt return or destruction of all non-public information concerning the Company and its Subsidiaries theretofore furnished to any such Third Person (and such Third Person’s Representatives) with whom a confidentiality agreement with respect to an Acquisition Proposal was entered into at any time within the six-month period immediately preceding the No-Shop Period Start Date and will (A) cease providing any further information with respect to the Company and its Subsidiaries or any Acquisition Proposal to any such Third Person or its Representatives; and (B) terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.1(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries will not instruct, authorize or knowingly permit any of their officers and directors or any of their other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives) any non-public information relating to the Company, its Subsidiaries or Affiliates or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company, its Subsidiaries or Affiliates (other than to the Parent, Merger Sub or any designees of the Parent or Merger Sub, or any of their respective Representatives), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; (iii)  participate or engage in discussions, communications or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Third Persons of the provisions contained in this Section 5.1); (iv) approve, endorse or recommend any proposal that constitutes or could reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(c)                Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.1, from the No-Shop Period Start Date until the Company’s receipt of the Company Shareholder Approval, the Company and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, participate or engage in discussions or negotiations with, furnish any information (including non-public information) relating to the Company, its Subsidiaries or Affiliates to, or afford access to the business, properties, assets, books, records or other information (including non-public information), or to any personnel, of the Company, its Subsidiaries or Affiliates pursuant to an Acceptable Confidentiality Agreement to any Third Person or its Representatives that has made or delivered to the Company a bona fide Acquisition Proposal after the No-Shop Period Start Date, and otherwise facilitate such Acquisition Proposal or assist such Third Person (and its Representatives) with such Acquisition Proposal (in each case, if requested by such Third Person), in each case with respect to an Acquisition Proposal that did not result from any material breach of Section 5.1(b); provided, that the Company and its Representatives may contact any Third Person with respect to an Acquisition Proposal (with a request that any response from such Third Person is in writing) to clarify any ambiguous terms and conditions thereof which are necessary to determine whether the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (without the Company Board being required to make the determination in the following proviso at the time of seeking such clarification), it being agreed that if the Company Board receives any clarifications from such Third Person, the Notice Period will not be deemed commenced until such clarifications are provided to Parent; provided, however, that, except as permitted by the immediately preceding proviso the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.1(c) would be inconsistent with its fiduciary duties pursuant to applicable Law; and provided further that the Company will promptly (and in any event within 24 hours) make available to the Parent and its Representatives any non-public information concerning the Company, its Subsidiaries or Affiliates that is provided to any such Third Person or its Representatives that was not previously made available to the Parent prior to or substantially concurrently (but in no event later than 24 hours after) the time it is provided to such Third Person.

(d)             No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided in Section 5.1(e), at no time after the date hereof (or in the case of clause (i)(C) immediately below, after the No-Shop Period Start Date) may the Company Board (or a committee thereof):

(i)                 (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to the Parent in any material respect (it being understood that it shall be considered a modification adverse to the Parent that is material if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the shareholders of the Company within ten Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer) and the Company Board fails to issue a public press release within ten Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation); (B) adopt, approve, endorse, recommend or otherwise publicly declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within ten Business Days after the Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer, other than a recommendation against such offer; or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board (or a committee thereof) to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the factually accurate public disclosure by the Company of the receipt of an Acquisition Proposal, (3) the determination by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes a Superior Proposal; or (4) the delivery by the Company to the Parent of any notice contemplated by Section 5.1(e) will constitute a Company Board Recommendation Change; or

(ii)               cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(e)             Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Shareholder Approval:

(i)                 the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to any change, event, development, effect or change in circumstances that is material to the Company and its Subsidiaries taken together as a whole, that (a) was not known to or reasonably foreseeable by the Company Board on the date of this Agreement and becomes known to the Company Board prior to the receipt of the Company Shareholder Approval and (b) does not relate to (i) any Acquisition Proposal or any matter relating thereto or consequence thereof, or (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings, or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account) (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and if and only if:

(a)                the Company has provided prior written notice to the Parent at least five Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.1(e)(i), which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(b)               prior to effecting such Company Board Recommendation Change, during such Event Notice Period, (A) the Company and its Representatives must have negotiated with the Parent and its Representatives and/or the Guarantors in good faith (to the extent that the Parent desires to so negotiate) to allow the Parent and/or the Guarantors to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee to obviate the need to effect a Company Board Recommendation Change in response to such Intervening Event; and (B) the Company Board shall have taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by the Parent and/or the Guarantors and other information provided by the Parent and/or the Guarantors in response to the notice described in clause (a) of this Section 5.1(e)(i), in each case, that are offered in writing by the Parent and/or the Guarantors, in a manner that would constitute a binding proposal between the parties if accepted by the Company, by no later than 11:59 p.m., Eastern time, on the last day of the Event Notice Period; and

(c)                following such Event Notice Period, the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account the Parent’s and/or Guarantors’ proposed revisions (if any) to the terms and conditions of this Agreement, the Equity Commitment Letter and the Guarantee, as applicable) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that each time material modifications to the Intervening Event occur, the Company shall notify the Parent of such modification and the Event Notice Period shall recommence and be extended for two Business Days from the day of such notification.

(ii)               if the Company has received a bona fide Acquisition Proposal, whether during the Go-Shop Period or after the No-Shop Period Start Date, that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Company Board may (A) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (B) authorize the Company to terminate this Agreement pursuant to Section 7.1(h) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that the Company Board (or a committee thereof) shall not take any action described in the foregoing clauses (A) or (B) unless:

(a)                the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law;

(b)               the Company and its Subsidiaries and their respective Representatives have complied in all material respects with their obligations pursuant to this Section 5.1 with respect to such Acquisition Proposal;

(c)                (i) the Company has provided prior written notice to the Parent at least five Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof) has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.1(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Company Board Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (1) negotiated with the Parent and its Representatives and/or the Guarantors in good faith (to the extent that the Parent desires to so negotiate) to discuss such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (2) permitted the Parent and its Representatives to make a presentation to the Company Board regarding, and taken into account any adjustments (if any) to the terms and conditions of, this Agreement, the Equity Commitment Letter and/or the Guarantee proposed by Parent and/or the Guarantors and other information provided by the Parent and/or the Guarantors during the Notice Period, in each case, that are offered in writing by the Parent and/or the Guarantors, in a manner that would constitute a binding proposal between the parties if accepted by the Company, by no later than 11:59 p.m., Eastern time, on the last day of the Notice Period; provided that in the event of any material modifications to any Acquisition Proposal (it being understood that any change to the material financial terms of such proposal shall be deemed a material modification (a “Material Revision”)), the Company will be required to deliver a new written notice to the Parent and to comply with the requirements of this Section 5.1(e)(ii)(c) (other than the requirement of a presentation as contemplated by clause (ii)(2) above) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be two Business Days);

(d)               following such Notice Period, including any subsequent Notice Period with respect to a Material Revision as provided in the final proviso of the foregoing Section 5.3(e)(ii)(c), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and/or Guarantors proposed revisions to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guarantee) shall have determined that the Acquisition Proposal continues to be a Superior Proposal, and in the case of a Company Board Recommendation Change, that the failure to effect such Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood and agreed to that if after such consultation the Company Board shall have determined that the Acquisition Proposal no longer continues to be a Superior Proposal, the Company may promptly (and in any event no later than two days thereafter) inform the Third Person that made such Acquisition Proposal of the revisions to this Agreement proposed by the Parent pursuant to Section 5.1(e)(ii)(c)); and

(e)                in the event of any termination of this Agreement in order to cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company will have validly terminated this Agreement in accordance with Section 7.1(h), including paying the Company Termination Fee in accordance with Section 7.3(b)(iii).

(f)                Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company will promptly (and, in any event, within one Business Day) notify the Parent if any offers or proposals that constitute or would reasonably be expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of its Subsidiaries or any of their respective Representatives. Such notice must include (i) the identity of the Third Person or

“group” of Persons making such inquiries, offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Third Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such inquiries, offers or proposals. Thereafter, the Company must keep the Parent reasonably informed, on a reasonably prompt basis, of the status and material developments relating to such Acquisition Proposal (including any material amendments thereto (including with respect to modifications to any material financial terms).

(g)               Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.1; or (iv) making any disclosure to the shareholders of the Company (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.1(g) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of the Parent under this Section 5.1, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.1(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed to be (A) a withholding, withdrawal, amendment or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Company Board Recommendation Change.

(h)               Breach by Representatives. The Company agrees that any material breach of this Section 5.1 by any of its Representatives (acting as such) will be deemed to be a breach of this Agreement by the Company.

5.2            Preparation of the Proxy Statement; Company Shareholder Approval of the Merger.

(a)                As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC the Proxy Statement, to be sent to the shareholders of the Company relating to the meeting of the

Company’s shareholders (the “Company Meeting”) to be held to consider, among other matters, the approval of this Agreement and (ii) set a record date for determining the shareholders entitled to notice of and to vote at the Company Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon and the Company will consider in good faith incorporating all reasonable comments timely made thereto by the Parent. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto and the Company will consider in good faith incorporating any reasonable comments to such response timely made by the Parent. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable Law, disseminated to shareholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b)               As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Meeting in accordance with applicable Law (but not beyond the Termination Date) (i) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting or (iii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 5.1(e), the Company, through the Company Board, shall (A) recommend to its shareholders that they approve this Agreement and the Merger (the “Company Board Recommendation”) and (B) include such recommendation in the Proxy Statement.

5.3            Nasdaq Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its commercially reasonable efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from Nasdaq as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

5.4            Confidentiality; Access to Information.

(a)                Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b)               During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 5.4(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information concerning its employees (subject to this Section 5.4(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal (except as otherwise required by the terms of this Agreement), (B) if in the Company’s reasonable, good faith discretion, restricting or prohibiting access is advisable in connection with any COVID-19 Measures, or (C) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract (including confidentiality provisions thereof), or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (C) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable Law and practicable under the circumstances); provided that any communications by the Parent or its Representatives with employees of the Company or its Subsidiaries shall not require any notice if such communications are with any of the persons set forth on Section 5.4(b) of the Company Disclosure Schedule. Any such information shall be subject to the Confidentiality Agreement. Notwithstanding anything in the Confidentiality Agreement to the contrary, during the Pre-Closing Period, neither the Parent nor Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth in Section 5.4(b) of the Company Disclosure Schedule), licensors, customers or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the

Company (which consent shall not be unreasonably withheld, conditioned or delayed, except that the Company shall have the right to have the Company’s representative present at such meeting), it being understood that (I) the Company will cooperate in good faith with the Parent to arrange for an appropriate response to unsolicited outreach to the Parent or any of its Affiliates or Representatives by such licensors, customers or suppliers (which response shall include, at the Company’s request, a representative of the Company), and (II) this Section 5.4(b) shall not prohibit the Parent or any of its Affiliates or Representatives from contacting such licensors, customers or suppliers in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby.

5.5            Legal Conditions to the Merger.

(a)                Subject to the terms hereof, including Section 5.5(b), Section 5.5(c) and Section 5.5(d), each party hereto shall each use its commercially reasonable efforts to:

(i)                 take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)               as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity or third party listed on Section 5.5(a) of the Company Disclosure Schedule in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, Merger Sub, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or Merger Sub, as contemplated by and subject to Section 5.5(d)) agree to any material undertaking in connection with any of the foregoing;

(iii)             as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable Law;

(iv)             contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

(v)               execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 5.5 as “Outside Counsel Only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, nothing contained in this Section 5.5(a) shall limit any obligation under any other provision in this Section 5.5.

(b)               Without limiting the generality of anything contained in this Section 5.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within ten Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws. None of the Parent, Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c)                Subject to the terms hereof, and without limiting the Parent’s obligations under Section 5.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective commercially reasonable efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. To the extent permitted by law or any Governmental Entity reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entity.

(d)       Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order challenging any of the transactions contemplated hereby as violative of any Antitrust Law, which would have the effect of preventing or delaying the Closing beyond the Termination Date; provided, however, that neither the Parent nor Merger Sub shall be required to take, or to cause the Surviving Corporation to take, any of the actions under this Section 5.5(d) or any other provision of Section 5.5 that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect or a material adverse effect on the business, financial condition or results of operations of the Parent and its Affiliates.

5.6            Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or Merger Sub’s response thereto) in connection with an Acquisition Proposal.

5.7            D&O Indemnification.

(a)                From and after the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable Law. Each Indemnified Party will be entitled to advancement of reasonable expenses (including reasonable attorneys’ fees) incurred in the defense of any such claim, Action or investigation from each of the Parent and the Surviving Corporation (without duplication) within ten Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the PBCL or other applicable Law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b)               From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of incorporation and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of incorporation and bylaws of the Company as in effect on the date of this Agreement.

(c)                Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term, provided that in the case of clause (i) and clause (ii), the Surviving Corporation shall not be required to pay an annual premium in excess of the Maximum Premium. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or cancelled during such six-year period or exceeds the Maximum Premium, or (if applicable) if the Reporting Tail Endorsement would exceed the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance (or coverage under a Reporting Tail Endorsement, if applicable) as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions substantially comparable, in the aggregate, to the Indemnified Parties than the Current D&O Insurance.

(d)               If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(e)                In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets), (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 5.7.

(f)                The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement,

and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs.

5.8              Notification of Certain Matters. Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 6.3(a) or (ii) in the case of any representation or warranty of the Parent or Merger Sub, in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by Merger Sub) of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 5.8 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies available to the parties hereunder.

5.9              State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, the Parent and Merger Sub, as applicable, each shall use its respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions; provided that the Parent and Merger Sub shall only be required to take any action pursuant to this Section 5.9 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and Merger Sub take specified actions to render such Antitakeover Law inapplicable.

5.10          Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable Law.

5.11          Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

5.12          Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify the Parent of such litigation and shall keep the Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense or settlement of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or enter into any negotiations or agreement with respect to the settlement of any such litigation without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Each of the Parent and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice.

5.13          Financing.

(a)             Cooperation with Debt Financing. Prior to the Effective Time, the Company will use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause each of its Subsidiaries and its and their respective Representatives to, do the following upon reasonable prior notice:

(i)                 providing the Parent and Merger Sub with such reasonable cooperation as may be reasonably requested by the Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by the Parent, Merger Sub or their respective Affiliates in connection with the Merger (the “Debt Financing”);

(ii)               participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing;

(iii)             assisting Parent and the Debt Financing Sources with the timely preparation of customary (A) rating-agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company and its Subsidiaries, taken as a whole; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case based on financial information and data derived from the Company’s historical books and records; provided, however, that the Company and its Subsidiaries will not be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments that are not directly related to the acquisition of the Company;

(iv)             assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using commercially reasonable efforts to obtain, to the extent applicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing, and otherwise reasonably facilitating the pledging of collateral and the grant of security interests in respect of the Debt Financing, it being understood that such documents will not take effect until the Effective Time;

(v)               furnishing the Parent, Merger Sub and the Debt Financing Sources, as promptly as reasonably practical, with, to the extent customarily provided by companies of comparable size and comparable industry in transactions similar to the Debt Financing for a financing of the type being incurred, financial and other pertinent and customary information (and supplementing such information to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials;

(vi)             cooperating with Parent to obtain customary and reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vii)           reasonably facilitating the grant of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Effective Time, and obtaining and delivering any pay-off letters and other cooperation in connection with the repayment or other retirement of existing indebtedness required to be repaid at the Closing and the release and termination of any and all related liens on or prior to the Effective Time;

(viii)         delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to be delivered at the Closing, giving any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness of the Company and its Subsidiaries (or such portions or items thereof as Parent elects) to have repaid at the Closing; and cooperating in the replacement, backstop or cash collateralization of any outstanding letters of credit issued for the account of the Company or any of its Subsidiaries;

(ix)             providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors; provided, however, that all such materials have been previously identified to, and provided to, the Company;

(x)               facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(xi)             taking all corporate and other actions, subject to the occurrence of the Closing, reasonably requested by the Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of the Debt Financing, if any, obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries concurrently with or immediately following the Effective Time;

(xii)           promptly (but in no event later than three Business Days prior to the Closing Date) furnishing Parent and the Debt Financing Sources with all documentation and other information about the Company and its Subsidiaries as is reasonably requested by Parent or the Debt Financing Sources relating to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least ten Business Days prior to the Closing Date; and

(xiii)         cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective Representatives.

(b)               Obligations of the Company. Nothing in this Section 5.13 will require the Company to (i) waive or amend any terms of this Agreement, (ii) agree to pay any fees or reimburse any expenses prior to the Effective Time for which it has not received prior reimbursement ; (iii) enter into any definitive agreement that will be effective prior to the Closing Date or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) prior to the Closing Date; (iv) give any indemnities in connection with the Debt

Financing effective prior to the Effective Time; (v) take any action that, in the good-faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create an unreasonable risk of damage or destruction to any property or assets of the Company and its Subsidiaries; (vi) take any action that (A) will conflict with or violate its organizational documents, (B) would reasonably be expected to result in a violation or breach of any applicable Laws or (C) would result in a material violation or breach of, or default under, any material agreement to which the Company or any of its Subsidiaries is a party; (vii) provide access to or disclose any information to the extent such disclosure would jeopardize the attorney-client privilege, attorney work product protections or similar protections; or (viii) furnish any information that is not regularly prepared by the Company or its Subsidiaries in the Ordinary Course of Business or that could not be prepared by the Company without undue burden or expense. In addition, any bank information memoranda required in relation to the Debt Financing will contain disclosure reflecting the Surviving Corporation or its Subsidiaries as the obligor. Nothing in this Section 5.13 will require (1) any officer or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action under this Section 5.13 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date.

(c)                Use of Logos. Subject to the Company’s prior written approval of any such use prior to the Effective Time (not to be unreasonably withheld, conditioned or delayed), the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos (i) are used solely in a manner that is not intended to or likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; (ii) are used solely in connection with a description of the Company, its business and products or the Merger; and (iii) are used in a manner consistent with the other terms and conditions that the Company reasonably imposes.

(d)               Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that the Parent and Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons, at the election of the Parent (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is an express beneficiary.

(e)                Reimbursement. Promptly upon request by the Company, Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.13. Parent and Merger Sub shall indemnify and hold harmless the Company, each of its Subsidiaries and their respective Representatives from and against all liabilities, losses, damages, claims, obligations, demands, damages, costs or expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by any of them in connection with the obligations of the Company and its Subsidiaries under this Section 5.13, or the provision of information utilized in connection therewith, except to the extent resulting from willful and material misconduct or fraud committed by or on behalf of the Company, its Subsidiaries or their respective Representatives. Parent’s obligations pursuant to this Section 5.13(e) are referred to collectively as the “Parent Reimbursement Obligations.”

5.14          Employee Benefit Plans.

(a)                For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed with the Company or its Subsidiaries or the Parent or any of its Affiliates, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) base salary and wages no less favorable than the base salary and wages provided to such Company Employee immediately before the Effective Time, (ii) annual cash bonus incentive opportunity no less favorable than the annual cash bonus incentive opportunity in effect for such Company Employee immediately before the Effective Time, provided that, with respect to any period commencing on or after January 1, 2023, the Parent may change, or cause to changed, the performance criteria for such annual cash bonus incentive opportunity from the performance criteria in effect immediately prior to the Effective Time, in the Parent’s sole discretion, and (iii) continued coverage under the Company Employee Plans listed on Section 5.14 of the Company Disclosure Schedule (or under any substantially comparable plan) at the same level and subject to substantially the same terms as conditions (taken as a whole) as provided to such Company Employee immediately before the Effective Time (excluding equity incentive awards, equity purchase agreements and individual employment, change in control and/or severance agreements or arrangements); provided, however, that the requirements of this Section 5.14 shall not apply to any Company Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(b)               If a new benefit plan is established in replacement of a Company Employee Plan listed on Section 5.14 of the Company Disclosure Schedule that covers a Company Employee, then: (i) for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under such new plan, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply (i) to the extent that its application would result in a duplication of benefits, and (ii) for purposes of any equity or phantom equity plan or program adopted by the Parent, the Surviving Corporation or any of their respective Subsidiaries after the Closing; (ii) Parent shall use commercially reasonable efforts to cause the applicable new plan to: (x) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Company Employees, to the extent such pre-existing conditions, exclusions or waiting periods were satisfied under the similar Company Employee Plan in effect immediately prior to the Effective Time and (y) provide each such Company Employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar Company Employee Plan in effect immediately prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements.

(c)                If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are no less favorable in the aggregate to the severance benefits that would have been paid under such circumstances under the Company Severance Practices as in existence on the date of this Agreement; provided, however, that the requirements of this Section 5.14(c) shall not apply to any Company Employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(d)               At least ten Business Days prior to the anticipated Closing Date, the Company covenants and agrees to provide the Parent with an analysis and supporting calculations prepared by the Company or its tax advisors regarding the applicability of Section 280G of the Code to the transactions contemplated by this Agreement (either alone or together with any other event). Notwithstanding anything to the contrary contained in this Agreement, if any payment or benefit to be paid or received with respect to the transactions contemplated by this Agreement (a “Change in Control Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) if not for reduction, the Change in Control Payment would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company agrees to cause the Change in Control Payment be reduced in accordance with the applicable provision of the applicable Company Stock Plan to the extent necessary to reduce the Change in Control Payment to the greater after-tax amount to the recipient of (A) and (B), after taking into account the Excise Tax and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate), where (A) is the largest portion of the Change in Control Payment that would result in no portion of the Change in Control Payment being subject to the Excise Tax and (B) is the unreduced Change in Control Payment.

(e)                Subject to Section 5.14(a), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and any newly established employee benefit plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 5.14 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 5.14. The provisions of Sections 5.14(a) through 5.14(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any Contracts covering them.

5.15          Certain Pre-Closing Covenants. Prior to the Closing Date, Company shall use its commercially reasonable efforts to take the actions and to provide to the Parent the documents set forth on Section 5.15 of the Company Disclosure Schedule.

5.16          Rollover Shares. Prior to the Closing Date, the Parent, the Company and the persons set forth on Section 5.16 of the Company Disclosure Schedule (the “Rollover Shareholders”) may negotiate and enter into one or more agreements (collectively, the “Rollover Agreement”) providing for the contribution immediately prior to the Effective Time of a portion of the shares of Company Common Stock held by the Rollover Shareholders (the aggregate amount to be contributed, if any, the “Rollover Shares”) to an Affiliate of the Parent in exchange for equity interests of such Affiliate in a transaction intended to qualify as a contribution of property under Section 721 of the Code and regulations promulgated thereunder.

Article VI

CONDITIONS TO MERGER

6.1            Conditions to Each Party’s Obligation to effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)                Shareholder Approval. The Company Voting Proposal shall have been approved by the Required Company Shareholder Vote.

(b)               Antitrust Approval. Any waiting period and other similar periods (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act and (unless waived by the Parent in its sole discretion) under any other Antitrust Laws applicable to the Merger shall have expired, lapsed or been terminated or obtained, as applicable.

(c)                No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

6.2            Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Company, at or prior to the Effective Time of the following conditions:

(a)                the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)               each of the Parent and Merger Sub shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c)                the Company shall have received a certificate executed by an executive officer of the Parent, dated the Closing Date, confirming on behalf of the Parent and Merger Sub that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been duly satisfied.

6.3            Conditions to the Obligations of the Parent and Merger Sub. The obligation of the Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver (where permissible pursuant to applicable Law) by the Parent (on behalf of the Parent and Merger Sub), at or prior to the Effective Time of the following conditions:

(a)                (A) the representations and warranties of the Company contained in Section 2.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (B) the representations and warranties of the Company contained in the first sentence of Section 2.1; Section 2.2; Section 2.3(a) and (b); Section 2.4(a); Section 2.22; and Section 2.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; and (C) all the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)               the Company shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c)                the Parent and Merger Sub shall have received a certificate executed by an executive officer of the Company, dated the Closing Date, confirming on behalf of the Company that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been duly satisfied.

Article VII

Termination and Amendment

7.1            Termination. This Agreement may be validly terminated, and the Transactions (including the Merger) may be abandoned, at any time prior to the Effective Time, only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)                at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) by mutual written consent of the Parent and the Company;

(b)               by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Entity of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger, provided that the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c)                by either the Parent or the Company at any time prior to the Effective Time (whether prior to or after the receipt of the Company Shareholder Approval) if the Effective Time has not occurred by 11:59 p.m., Eastern time, on August 31, 2022 (the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 7.1(c) will not be available to (i) (A) the Parent, if the Company has the right to terminate this Agreement pursuant to Section 7.1(g); or (B) the Company, if the Parent has the right to terminate this Agreement pursuant to Section 7.1(e); and (ii) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for the purposes of this Agreement)) has been the primary cause of, or primarily resulted in, either (A) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VI prior to the Termination Date; or (B) the failure of the Effective Time to have occurred prior to the Termination Date;

(d)               by either the Parent or the Company at any time prior to the Effective Time if the Company fails to obtain the Company Shareholder Approval at the Company Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Merger, except that the right to terminate this Agreement pursuant to this Section 7.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement (and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for the purposes of this Agreement)) has been the cause of, or resulted in, the failure to obtain the Company Shareholder Approval at the Company Meeting (or any adjournment or postponement thereof);

(e)                by the Parent (whether prior to or after the receipt of the Company Shareholder Approval), if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or Section 6.3 to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by the Parent to the Company of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating the Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that the Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) if (i) such breach or failure to perform has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) the Company has the valid right to terminate this Agreement pursuant to Section 7.1(g);

(f)                by the Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change (in which case, the Company shall provide the Parent with written notification of such Company Board Recommendation Change within 24 hours after the occurrence of such Company Board Recommendation Change), except that the Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) will expire on the earlier of (i) at 5:00 p.m., Eastern time, on the tenth Business Day following the date on which the Company provided such written notice to the Parent of the Company Board Recommendation Change, and (ii) the time the Company Shareholder Approval is obtained;

(g)               by the Company (whether prior to or after the receipt of the Company Shareholder Approval), if the Parent or Merger Sub has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 6.1 or Section 6.2 to be satisfied, except that if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to the Parent of written notice of such breach or failure to perform, delivered at least 30 days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) if (i) such breach or failure to perform has been cured within the Parent Breach Notice Period (to the extent capable of being cured) or (ii) the Parent has the valid right to terminate this Agreement pursuant to Section 7.1(e); or

(h)               by the Company, at any time prior to receiving the Company Shareholder Approval if each of the following occurs: (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof) has authorized the Company to enter into a definitive Alternative Acquisition Agreement to consummate such Superior Proposal in accordance with Section 5.1; (iii) the Company has complied in all material respects with Section 5.1 with respect to such Superior Proposal; and (iv) as a condition to such termination, the Company pays the Company Termination Fee due to the Parent in accordance with the applicable provision of Section 7.3(b)(iii).

7.2            Manner and Notice of Termination; Effect of Termination.

(a)                Manner of Termination. The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 7.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)               Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 2.27, Section 3.14, Section 5.4(a), Section 5.6, this Section 7.2, Section 7.3, Article VIII and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for fraud or any Willful Breach of this Agreement prior to its termination. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful Breach). In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or the Guarantee, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

7.3            Fees and Expenses.

(a)              General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, the Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent.

(b)             Company Payment.

(i)                 If (A) this Agreement is validly terminated pursuant to (I) Section 7.1(c), (II) Section 7.1(d), or (III) Section 7.1(e); (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to the immediately preceding clause (A), an Acquisition Proposal has been publicly announced or disclosed and not withdrawn or otherwise abandoned; and (C) within one year following the termination of this Agreement pursuant to the preceding clause (A), the Company enters into a definitive agreement providing for the consummation of any transaction or series of related transactions (other than the Merger) involving an Acquisition Proposal (an “Acquisition Transaction”) and, within or after such one-year period, such Acquisition Transaction is consummated, then the Company will concurrently with the consummation of such Acquisition Transaction pay to the Parent an amount equal to $4,000,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time. For purposes of this Section 7.3(b)(i), all references to “15%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”.

(ii)               If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay to the Parent the Company Termination Fee, in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time.

(iii)             If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or concurrently with such termination pay to the Parent the Company Termination Fee, in accordance with the payment instructions which have been provided to the Company by Parent as of the date of this Agreement, or as further updated by written notice by Parent from time to time; provided that if (A) such termination occurs prior to the Initial No-Shop Period Start Date (or, if the Superior Proposal with respect to which the Company is terminating this Agreement pursuant to Section 7.1(h) is with an Excluded Party, then if such termination occurs prior to the Excluded Party No-Shop Period Start Date) and (B) the Company has entered into an Alternative Acquisition Agreement to consummate a Superior Proposal at the time of such termination, then the “Company Termination Fee” for purposes of this Agreement shall mean an amount equal to $3,000,000.

(c)              Parent Payment. If this Agreement is validly terminated by (i) the Company pursuant to Section 7.1(g) or (ii) the Parent pursuant to Section 7.1(c) and at such time the Company could have validly terminated this Agreement pursuant to Section 7.1(g), in each case, then the Parent must promptly (and in any event within five Business Days) following such termination pay to the Company $6,000,000 in cash (the “Parent Termination Fee”) in accordance with the payment instructions which have been provided to the Parent by the Company as of the date of this Agreement, or as further updated by written notice by the Company from time to time.

(d)             Single Payment Only. The Parties acknowledge and agree that in no event will the Company or the Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion, whether or not the Company Termination Fee or the Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e)              Payments; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount due pursuant to Section 7.3 and, in order to obtain such payment, the payee Party commences an Action that results in a judgment against the payor Party for the amount set forth in Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in the Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.

(f)              Sole and Exclusive Remedy.

(i)                 If this Agreement is terminated pursuant to Section 7.1, the Company’s receipt of the Parent Termination Fee to the extent owed pursuant to Section 7.3(c) (including the Company’s right to enforce the Guarantee with respect thereto and receive the Parent Termination Fee from the Guarantors), the Parent Reimbursement Obligations, and the Company’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Company and the Company Related Parties against the Parent Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Parent Termination Fee, none of the Parent Related Parties will have any further liability or obligation to any of (A) the Company and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (A) and (B) collectively, the “Company Related Parties”) relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable). Notwithstanding the foregoing, this Section 7.3(f)(i) will not relieve the Parent, Merger Sub or any Guarantor from liability for (1) any fraud or Willful Breach of this Agreement, or (2) any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Parent, Merger Sub or any of their Affiliates for breaches (including any Willful Breach or fraud) under this Agreement (taking into account the payment of the Parent Termination Fee pursuant to this Agreement), the Equity Commitment Letter or the Guarantee exceed an amount equal to $6,000,000 in the aggregate for all such breaches, plus the Enforcement Expenses, if any, and the Parent Reimbursement Obligations, if any (collectively, the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (A) the Parent, Merger Sub or any Guarantor; or (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Debt Financing Sources, Affiliates (other than the Parent, Merger Sub or any Guarantor), members, managers, general or limited partners, stockholders and assignees of each of the Parent, Merger Sub and each Guarantor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”), and, in no event will the Company be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee, or the transactions contemplated hereby and thereby (including, any breach by the Parent, Merger Sub or any Guarantor), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than the Guarantors’ obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of the Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person, have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Merger.

(ii)               If this Agreement is terminated pursuant to Section 7.1, the Parent’s receipt of the Company Termination Fee, to the extent owed pursuant to Section 7.3(b) and the Parent’s right to seek specific performance pursuant to Section 9.10(b) will be the sole and exclusive remedies of the Parent, Merger Sub, the Guarantors and the Parent Related Parties against the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any breach, termination or failure. Upon payment of the Company Termination Fee, none of the Company Related Parties will have any further liability or obligation to any of the Parent, Merger Sub, any Guarantor or the Parent Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby for any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, Section 7.3(e)). The Parent’s receipt of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) will be the only monetary damages the Parent and Merger Sub and each of their respective Affiliates may recover from Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure, and upon payment of such amount, (1) none of the Company Related Parties will have any further liability or obligation to the Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Parent may be entitled to remedies with respect to, the Confidentiality Agreement and Section 7.3(e), as applicable); and (2) none of the Parent, Merger Sub or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement, Section 7.3(a) and Section 7.3(e), as applicable). Notwithstanding the foregoing, this Section 7.3(f)(ii) will not relieve the Company and its Subsidiaries from liability for any fraud or Willful Breach of this Agreement or for any breaches of the Confidentiality Agreement; provided that under no circumstances will the collective monetary damages payable by the Company for breaches (including any Willful Breach or fraud) under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) exceed an amount equal to $4,000,000 in the aggregate for all such breaches, plus the Enforcement Expenses, if any (collectively, the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Parent or Merger Sub be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Merger, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure.

(g)               Liquidated Damages. Each of the parties hereto acknowledges that any amount payable by the Company or the Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(h)               Acknowledgement regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that the Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.10(b) except that, although the Company, in its sole discretion, may determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.10(b), under no circumstances will the Company be permitted or entitled to receive both specific performance of the type contemplated by Section 9.10(b) and any monetary damages.

(i)                 Non-Recourse Parent Party. In no event will the Company or any of its Subsidiaries seek or obtain, nor will they permit any of their respective Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Non-Recourse Parent Party (as defined in the Equity Commitment Letter, which excludes, for the avoidance of doubt, the Guarantors, the Parent and Merger Sub) with respect to this Agreement, the Equity Commitment Letter or the Guarantee or the transactions contemplated hereby and thereby (including any breach by the Parent, Merger Sub or any Guarantor), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than from the Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantors to the extent expressly provided for in the Guarantee and the Equity Commitment Letter.

7.4              Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Company Shareholder Approval, no amendment may be made to this Agreement that requires the approval of the Company’s shareholders pursuant to the PBCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify in a manner adverse to the Debt Financing Sources in any material respect the substance of the provisions relating to the Debt Financing Sources set forth in Section 5.13(a), Section 7.2, Section 7.3(e), Section 7.6, Section 9.4, Section 9.5, Section 9.9, Section 9.10, Section 9.11, Section 9.14 or this Section 7.4) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources.

7.5              Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of  the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

7.6              No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and neither the Company nor any of its Affiliates will have any rights or claims against any of the Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 7.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive agreement for the Debt Financing executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

Article VIII

Defined Terms

The following capitalized terms shall have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement; or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal).

“Acquisition Proposal” means any proposal or offer (a) for a merger, consolidation, liquidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or any of its Subsidiaries, (b) for the direct or indirect purchase or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons, or the issuance by the Company, of 15% or more of the Company’s equity securities or the equity securities of the Company and its Subsidiaries, or (c) for any direct or indirect purchase, license or other acquisition by any Third Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Third Persons of assets constituting or accounting for more than 15% of the consolidated total assets, revenue or net income of the Company and its Subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such proposal or offer), in each case other than the transactions contemplated by this Agreement or any offer or proposal by the Parent, any Subsidiary of the Parent or any of the Guarantors.

“Acquisition Transaction” has the meaning set forth in Section 7.3(b)(i).

“Action” means any claim, litigation, action, suit, arbitration, proceeding, or to the Company’s Knowledge, inquiry or investigation.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.1(a).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC, are open to accept filings other than a day on which banking institutions located in New

York, New York, are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on February 24, 2022.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock (other than any Rollover Shares).

“Change in Control Payment” has the meaning set forth in Section 5.14(d).

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of December 31, 2020.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 5.2(b).

“Company Board Recommendation Change” has the meaning set forth in Section 5.1(e).

“Company Breach Notice Period” has the meaning set forth in Section 7.1(e).

“Company Common Stock” means the common stock, par value $1.00 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and Merger Sub and dated as of the date of this Agreement.

“Company Employee” means any person employed by the Company or a Subsidiary of the Company as of the Effective Time.

“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries and as to which the Company or any Subsidiary has any liability, but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.

“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan, as in effect on the date hereof.

“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries.

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property.

“Company Liability Limitation” has the meaning set forth in Section 7.3(f)(ii).

“Company Material Adverse Effect” means any effect, change, event, occurrence or development that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no effect, change, event, occurrence or development resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, disease outbreaks, pandemics (including, for the avoidance of doubt, any effect resulting from, arising in connection with or otherwise related to COVID-19 Measures), public health emergencies, widespread occurrences of infectious disease or other comparable events, and any other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 2.4; (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing; or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 4.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (j) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (k) any Actions made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, Merger Sub, the Parent or any of their directors or officers arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industries in which the Company operates, then the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound: (a) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (b) that (i) prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world; (ii) requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party; or (iii) provides for “exclusivity” or any similar requirement in favor of a third party; (c) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement; (d) that constitutes a royalty or commission payment obligation by or to the Company or any of its Subsidiaries under which the amount of such payment obligation in the aggregate would reasonably be expected to be in an amount in excess of $1,000,000 in the next 12 months; (e) that constitutes a customer, manufacturing, supply, distribution or marketing agreement that provides for payment obligations by or to the Company or any of its Subsidiaries of at least $1,000,000 or more in the past twelve months or in any prospective twelve month period; (f) pursuant to which the Company or any of its Subsidiaries has or may have guarantee, “earn-out” or other contingent payment obligations; (g) that constitutes a settlement, conciliation or similar agreement (A) that is with any Governmental Entity since January 1, 2019, (B) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity or (C) that would otherwise limit the operation of the Company or any of its Subsidiaries in any material respect after the Closing; (h) pursuant to which any indebtedness for borrowed money of the Company or any of its Subsidiaries is outstanding; (i) that was entered into after January 1, 2017, and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person; or (j) that relates to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of the Company or any of its Subsidiaries.

“Company Meeting” has the meaning set forth in Section 5.2(a).

“Company Permits” has the meaning set forth in Section 2.18(a).

“Company Related Parties” has the meaning set forth in Section 7.3(f)(i).

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 2.5(a).

“Company Severance Practices” has the meaning set forth in Section 4.1(j).

“Company Shareholder Approval” has the meaning set forth in Section 2.4(a).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, the term Company Stock Option, shall not be deemed to include any options outstanding under the Company ESPP.

“Company Stock Plan” means the Company’s 2006 Equity Incentive Plan, as amended, and the Company’s Amended and Restated 2015 Equity Incentive Plan, as amended.

“Company Systems” means the Computer Software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems that are owned or used or relied on by the Company or its Subsidiaries.

“Company’s Knowledge” means the actual knowledge, as of the date hereof, and after reasonable inquiry, of the individuals identified in Section 8.1 of the Company Disclosure Schedule.

“Computer Software” has the meaning set forth in Section 2.10(h).

“Company Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Confidentiality Agreement” means the confidentiality agreement, dated as of December 29, 2021, between the Company and Altaris Capital Partners, LLC.

“Consent” means any consent, approval, filing, registration, notification, Permit, order or authorization.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related or associated epidemics, pandemics or disease outbreaks, or related health condition).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Credit Facility” means collectively (i) the Loan and Security Agreement dated as of August 13, 2009, as amended, by and among the Company, Intricon, Inc., Hearing Help Express, Inc., and CIBC Bank USA (formerly known as The PrivateBank and Trust Company) and (ii) the Facility Letter, dated as of May 25, 2018, by and between Intricon Pte. Ltd. and Oversea-Chinese Banking Corporation Limited, as revised on August 30, 2018.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.

“Debt Financing” has the meaning set forth in Section 5.13(a).

“Debt Financing Sources” means the Persons (other than the Parent and its Affiliates), if any, that provide the Debt Financing in connection with the Merger and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ current, former and future officers, directors, general or limited partners, shareholders, members, controlling persons, employees, agents and representatives involved in the Debt Financing and the successors and assigns of each of the foregoing.

“Department of State” means the Department of State of the Commonwealth of Pennsylvania.

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Effective Time” has the meaning set forth in Section 1.2.

“EMA” means European Medicines Agency.

“Equity Commitment Letter” has the meaning set forth in Section 3.4.

“Enforcement Expenses” has the meaning set forth in Section 7.3(e).

“Environmental Law” means any Law, regulation, order, decree, permit or requirement of any Governmental Entity relating to: (a) the protection, investigation, clean up, remediation or restoration of the environment, human or occupational health or safety, or natural resources; (b) pollution control; or (c) Hazardous Substances, including the handling, use, generation, transportation, storage, distribution in commerce, release and/or disposal of Hazardous Substances; or (d) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or any of its Subsidiaries.

“Event Notice Period” has the meaning set forth in Section 5.1(e)(i)(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excise Tax” has the meaning set forth in Section 5.14(d).

“Excluded Party” means any Third Person (or if a group, includes any Third Person, so long as such Third Person, together with all other members of such group, if any, who were members of such group or another group that included such Person immediately prior to the Initial No-Shop Period Start Date, represent more than 50% of the equity financing of such group at all times following the Initial No-Shop Period Start Date and prior to the closing of the transactions contemplated by the applicable Acquisition Proposal) (a) who submits a written bona fide Acquisition Proposal to the Company or any of its Representatives after the date of this Agreement and prior to the Initial No-Shop Period Start Date, and (b) whose Acquisition Proposal is determined by the Company Board in good faith (after consultation with its outside counsel and its financial advisor), prior to the Initial No-Shop Period Start Date, to be, or would reasonably be expected to lead to, a Superior Proposal; provided, however, that a Third Person shall immediately cease to be an Excluded Party (and the provisions of this Agreement applicable to Excluded Parties shall cease to apply with respect to such Person) if such Acquisition Proposal is withdrawn or terminated by such Third Person (or group, if applicable) or is modified in any material respect by such Third Person (or group, if applicable) such that the Acquisition Proposal submitted by such Third Person (or group, if applicable) would no longer be a Superior Proposal; it being understood that a modification of an Acquisition Proposal submitted by a Third Person (or group) shall not, in and of itself, be deemed to be a withdrawal or termination of an Acquisition Proposal by such Third Person (or group).

“Excluded Party No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938, as amended.

“Financing” has the meaning set forth in Section 3.4.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” has the meaning set forth in Section 5.1(a).

“Government Contract” means any Contract with any Governmental Entity.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party, including, without limitation, the Centers for Disease Control and Prevention and the World Health Organization.

“Guarantee” has the meaning set forth in the Section 3.8.

“Guarantors” has the meaning set forth in the Section 3.8.

“Hazardous Substance” means: (a) any substance, material or waste, whether solid, liquid or gas, that is or comes to be regulated as a hazardous substance or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, mold, radioactive materials or radon, or (c) any substance, material or waste, whether solid, liquid or gas, defined, characterized or regulated by any Governmental Entity as hazardous, toxic, infectious, reactive, corrosive, ignitable, flammable, dangerous, a pollutant, or words of similar meaning and effect.

“Healthcare Laws” means (a) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C.A § 360) and 21 C.F.R. Part 807); (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal AntiKickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local laws; (f) state or provincial device licensing, disclosure and reporting regulatory requirements; (g) the Federal Trade Commission Act; (h) any comparable foreign laws for any of the foregoing, in each case as amended; (i) the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801 – 3812), (j) the Anti-Kickback Act of 1986 (41U.S.C. §§ 51 – 58); (k) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b); (l) the Exclusion Laws (42 U.S.C. §§ 1320a-7); (m) any and all regulations promulgated pursuant to any of the statutes in sub-clauses (a) through (l) and any similar state or local Laws; (n) any federal or state statute, regulation, or any other Laws relating to the licensure, certification, qualification or authority applicable to the business of the Company and its Subsidiaries including those relating to the provision of, or payment for, or both the provision of or payment for, health benefits, or health care or insurance coverage, including Medicare, Medicaid, COBRA, SCHIP, and CHAMPUS/TRICARE; and (p) any Information Privacy and Security Law.

“Healthcare Regulatory Authority” means any federal, national, state, local, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) healthcare programs under which such products are purchased or (c) the protection of personal health information. References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Information Privacy and Security Laws” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, and any other or comparable foreign, federal, state, provincial or local laws and any other Laws concerning the privacy and/or security of Personal Information, including but not limited to the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, the EU General Data Protection Regulation and state data breach notification laws, state health information privacy laws and state consumer protection laws.

“Initial No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, internet domain names, social media accounts, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, computer software programs, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible assets, and (g) all applications and registrations for the foregoing.

“Intervening Event” has the meaning set forth in Section 5.1(e)(i).

“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 2.9(b).

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company Balance Sheet to the extent required by GAAP, (c) liens arising from actions of the Parent or Merger Sub (including in connection with any financing), (d) with respect to real property, liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary

Course of Business, (f) liens arising under applicable securities laws, (g) non-exclusive licenses of Company Intellectual Property granted by the Company or any of its Subsidiaries to its customers in connection with the sale of products in the Ordinary Course of Business and (h) zoning, building and other similar codes and regulations relating to real property.

“Material Revision” has the meaning set forth in Section 5.1(e)(ii)(c).

“Maximum Premium” means 250% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means the NASDAQ Stock Market.

“No-Shop Period Start Date” has the meaning set forth in Section 5.1(a).

“Notice Period” has the meaning set forth in Section 5.1(e)(ii)(c).

“Off-the-Shelf Software” means any commercially available, off-the-shelf software that is licensed in the Ordinary Course of Business for use on desktop or laptop computers, mobile devices (including smartphones, tablets and e-readers), network servers or similar devices, other than through a written agreement executed by the licensee (such as via clickwrap, browsewrap, or shrinkwrap licenses or terms and conditions that are not substantially negotiable).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Parent” has the meaning set forth in the preamble.

“Parent Breach Notice Period” has the meaning set forth in Section 7.1(g).

“Parent Liability Limitation” has the meaning set forth in Section 7.3(f)(i).

“Parent Reimbursement Obligations” has the meaning set forth in Section 5.13(e).

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair, hinder or delay, the ability of the Parent or Merger Sub to consummate the Merger or to perform their respective covenants and obligations in all material respects pursuant to this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.3(f)(i).

“Parent Termination Fee” has the meaning set forth in Section 7.3(c).

“Paying Agent” means Broadridge Corporate Issuer Solutions, Inc., or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 1.6(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 1.6(b)).

“PBCL” means the Pennsylvania Business Corporation Law, as amended from time to time.

“Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business and Liens for Taxes that are not due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that secure obligations reflected on the Company Balance Sheet or Liens the existence of which is referred to in the notes to the Company Balance Sheet, (iv) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (v) Liens imposed by applicable Law (other than Tax liens); (vi) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the Ordinary Course of Business; (viii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company and its Subsidiaries, and (ix) imperfections of title or encumbrances that, individually or in the aggregate, do not impair materially the use of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personal Information” means the information pertaining to an identified or identifiable individual that is regulated or protected by applicable Law, including one or more of the Information Privacy and Security Laws.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.

“Privacy Policies” has the meaning set forth in Section 2.10(i).

“Products” means the products manufactured, sold, delivered, leased, installed, researched, tested, developed, commercialized, manufactured or distributed by or on behalf of the Company or any of its Subsidiaries.

“Proprietary Software” means Computer Software that is owned or purported to be owned by the Company or its Subsidiaries.

“Protected Information” has the meaning set forth in Section 2.10(i).

“Proxy Statement” has the meaning set forth in Section 2.4(c).

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Company Shareholder Vote” has the meaning set forth in Section 2.4.

“Restrictive Order” has the meaning set forth in Section 5.5(a)(iv).

“Rollover Agreement” has the meaning set forth in Section 5.16.

“Rollover Shareholders” has the meaning set forth in Section 5.16.

“Rollover Shares” has the meaning set forth in Section 5.16.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 2.26.

“Significant Supplier” has the meaning set forth in Section 2.25.

“Statement of Merger” has the meaning set forth in Section 1.2.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the Parent to amend the terms of this Agreement) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a public Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Date” has the meaning set forth in Section 7.1(c).

“Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act), other than (a) the Company or any of its controlled Affiliates or (b) Parent, Merger Sub, any Guarantor or any of their respective Affiliates or any “group” including Parent, Merger Sub, any Guarantor or any of their respective Affiliates.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including, without limitation, the Merger.

“Unauthorized Use” has the meaning set forth in Section 2.10(j).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock (other than any Rollover Shares).

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988 as amended, as well as analogous applicable foreign, state or local Laws.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act undertaken by the breaching party with the knowledge that the taking of such act or failure to act would result in such breach.

Article IX

Miscellaneous

9.1              Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except that this Article IX, Section 5.9, Section 5.10 and any other covenants, obligations and agreements that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2              Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of transmission by the transmitting equipment if sent via email, in each case to the intended recipient as set forth below:

(a)           if to the Parent or Merger Sub, or, after the Effective Time, to the Surviving Corporation, to:

c/o Altaris Capital Partners, LLC

10 E. 53rd Street, 31st Floor

New York, NY 10022

Attn: Jim O’Brien and Charles Mullens

E-mail: jim.obrien@altariscap.com and charles.mullens@altariscap.com with a copy (which shall not constitute notice) to:

Schiff Hardin LLP

233 South Wacker Drive, Suite 7100

Chicago, Illinois 60606

Attn:       Steve E. Isaacs

Jason L. Zgliniec

E-mail:    sisaacs@schiffhardin.com

jzgliniec@schiffhardin.com

(b)               if to the Company, to:

Intricon Corporation

1260 Red Fox Road

Arden Hills, Minnesota 55112

Attn: Scott Longval

E-mail: SLongval@intricon.com

with a copy, if prior to the Effective Time (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania

Attn:	Frank Dehel

Yelena Barychev

E-mail:	frank.dehel@blankrome.com

yelena.barychev@blankrome.com

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

9.3              Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and Merger Sub or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4              Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options and Company RSUs to receive the consideration in each case in accordance with the terms and subject to the conditions set forth in Article I, (c) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.3(f), and (d) the rights of the Debt Financing Sources set forth in Section 5.1, Section 5.13 and Section 7.3.

9.5              Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that notwithstanding the foregoing, the Parent and Merger Sub may, from and after the Closing, transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to any Debt Financing Source or any other any lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and Merger Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto).

Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6              Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

9.7              Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

9.8              Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an article, section, recital or preamble of, or an annex, exhibit or schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least twenty-four hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9              Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Pennsylvania.

9.10          Remedies.

(a)                Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b)               Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 7.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The parties acknowledge and agree that (i) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. It is explicitly agreed that, subject to the limitations in the next two sentences of this Section 9.10(b), the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s and Merger Sub’s obligations to consummate the Merger and cause the Financing to be funded (including to cause the Parent to enforce the obligations of the Guarantors under the Equity Commitment Letter in order to cause the Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter) subject to the terms and conditions set forth therein and herein. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing the Parent’s obligation to cause the Financing to be funded shall be subject to the requirements that (i) all of the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), and (ii) the Company has irrevocably confirmed in writing that if the Financing is funded, then the Company shall take such actions that are required of it by this Agreement to consummate the Closing pursuant to the terms of this Agreement. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.11          Submission to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania in any Action arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such Action shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

9.12          Disclosure Schedule. The Company Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any section of the Company Disclosure Schedule shall modify or qualify any provision of Section 4.1 unless such disclosure is expressly included in Section 4.1 of the Company Disclosure Schedule. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

9.13          Parent Guarantee. The Parent agrees to take all action necessary to cause Merger Sub or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub of its obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub under this Agreement.

9.14          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Left Blank.]

The Parent, Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

IIN HOLDING COMPANY LLC

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

IC MERGER SUB Inc.

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

INTRICON CORPORATION

By:	/s/ Scott Longval
Name: Scott Longval
Title: President and Chief Executive Officer

Exhibit 3.1

Amendment to Bylaws Effective February 27, 2022

On February 27, 2022, the Board of Directors of Intricon Corporation (“Corporation”) adopted the following amendment to the Amended and Restated Bylaws of the Corporation:

Amendment of Bylaws

WHEREAS, the Board of Directors has determined that it is desirable and in the best interests of the Company and its shareholders that litigation involving the Corporation and its directors, officers and shareholders be brought exclusively in the state courts located in Montgomery County in the Commonwealth of Pennsylvania or the federal court in the Eastern District of Pennsylvania.

NOW THEREFORE, BE IT:

RESOLVED, that the Amended and Restated Bylaws of the Company shall be amended by renumbering Article VIII and Section 8.01 as Article IX and Section 9.01, respectively, and by adding a new Section VIII and Section 8.01 as follows:

“VIII.  EXCLUSIVE FORUM

Section 8.01 Jurisdiction and venue in the following actions and proceedings shall be exclusively in the state courts in Montgomery County in the Commonwealth of Pennsylvania or the federal court in the Eastern District of Pennsylvania: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of duty owed by any director, officer or other employee of the Corporation to the Corporation or its shareholders; (iii) any action or proceeding brought under subchapter 15D (relating to dissenters rights) of the Pennsylvania Business Corporation Law of 1988, as amended; (iv) any action or proceeding brought under subchapter 17G (relating to judicial supervision of corporate action) of the Pennsylvania Business Corporation Law of 1988, as amended; (v) any action or proceedings brought under Chapter 25 (relating to registered corporations) of the Pennsylvania Business Corporation Law of 1988, as amended; or (vi) any action or proceeding asserting a claim against the Corporation or any director, officer or other employee of the Corporation (a) arising under any provision of the Pennsylvania Business Corporation Law of 1988, as amended, or the articles of incorporation or bylaws of the Corporation, or (b) governed by the internal affairs doctrine.”

Exhibit 99.1

Intricon Merger Agreement with Altaris

Employee FAQs

Who is acquiring us and why does it make sense for our shareholders and our business?

Affiliates of Altaris Capital Partners, LLC (which collectively with its affiliates is referred to in this document as “Altaris”) have signed a merger agreement to acquire Intricon. Altaris is an investment firm focused exclusively on the healthcare industry. Since inception in 2003, Altaris has invested in more than 45 healthcare companies and has deep experience in the medical device and strategic supply chain sectors. We believe Altaris will be an ideal match for us by delivering a compelling valuation to our shareholders while providing the necessary investment resources to accelerate our growth plans and, at the same time, respecting the strength of our unique technical capabilities, development expertise and production capabilities as well as our team members and our culture.

When is the transaction expected to close?

The transaction is expected to close in the second quarter of 2022, subject to the receipt of approval by the company’s shareholders, the receipt of regulatory approvals and subject to other customary closing conditions. The path toward closing requires many steps to secure necessary approvals, including multiple filings with the Securities and Exchange Commission, such as the preparation and filing of our proxy statement and convening a shareholder meeting to vote on the transaction.

Subject to the terms and conditions of the merger agreement with Altaris, Intricon may solicit superior proposals from third parties for a period continuing through April 3, 2022, and in certain cases for a period continuing through April 13, 2022. In the event that we do not accept a superior offer from a third party, we expect to close the transaction shortly after the shareholder meeting referenced above.

What form and how often will the Executive Team communicate updates over the next few months?

The Executive Team is committed to providing team members with as timely updates as possible. On March 8th, we have our regular quarterly all-employee call where we will provide a status update, subject to certain confidentiality obligations. We also have our regular semi-annual Leadership Summit meeting on March 10th, where we will be able to discuss status and questions in more detail; managers, in turn, can share the information with their team members. We will also be sure to send an all-employee email update the first week of April, and then again in May as appropriate. In between any formal communications, please feel free to reach out to a member of the Executive Team or your manager as appropriate. Please realize that we will not be able to share any information with respect to other potential offers and negotiations.

What can employees expect after the transaction has been completed and Intricon is owned by Altaris? Will anything change?

One of the reasons that Altaris was so attracted to our company is because of the people. Altaris plans to invest in the business with a focus on growing the company for the long-term. This has been the approach Altaris has taken with many of their other platform company investments.

Why weren’t we told earlier?

The sale of a public company must follow certain rules and regulations. It was very important for the success of the transaction that strict confidentiality be maintained so very few people were aware of the potential acquisition. We were required to keep things confidential in order to protect the company and our future success.

Will there be any layoffs because of the new ownership or will my job responsibilities change?

There are no planned reductions in force (RIFs) due to a change in company ownership. As always, the Executive Team will look at how best to structure our organization as we continue to grow and evolve.

Will there be any changes in the Executive Team?

There are no plans at this time for any changes to the Executive Team. Altaris works closely and collaboratively with the management teams of their portfolio companies to support growth and capital appreciation, and Altaris is supportive of the Executive Team and its strategic growth plan for Intricon.

What does the merger agreement provide with respect to our base salary and bonuses?

The merger agreement provides that for at least one year after the closing of the transaction, (1) base salary and wages will be no less favorable than the base salary and wages in effect immediately prior to the closing of the transaction, and (2) the annual cash bonus incentive opportunity will be no less favorable than the annual cash bonus incentive opportunity in effect immediately prior to the closing of the transaction (although performance criteria may be changed for 2023). The transaction will not impact the payment of bonuses for 2021, which will be paid in accordance with the terms of the 2021 bonus plan.

If I have RSUs or stock options, how will they be treated?

If the transaction closes, all RSUs will fully vest (performance-based RSUs will vest at target). All stock options are already fully vested. At Closing, RSU holders will be paid the cash amount equal to $24.25 per share less applicable withholding taxes, and option holders will be paid the cash amount equal to $24.25 per share, less the exercise price of the options and less applicable withholding taxes. Further details and timing of these payments will be provided once the merger is complete.

What will happen with the Employee Stock Purchase Plan (ESPP)?

If you are currently making contributions to the ESPP, those contributions will continue through March 31, 2022, unless you cancel them in accordance with the ESPP. Consistent with the terms of the ESPP, you may not increase the amount you are contributing to the ESPP and if you do not currently participate in the ESPP, you may not elect to begin contributing. The merger agreement requires that we suspend additional contributions to the ESPP as of March 31, 2022. Shares acquired under the ESPP will receive the merger consideration of $24.25 per share when the merger is completed.

If I currently participate in the equity program with Intricon, will that be replaced with something?

The Executive Team and Altaris understand the importance of long-term incentives and being recognized for contributions to the business. If we are no longer a public company with stock as a compensation vehicle, we will look at other meaningful ways to keep our talent engaged and motivated.

Will my benefits change?

The US benefits plans are in place for 2022 and will remain effective through the year. As with every new year, we will look at our benefits strategy and how best to provide for the health and well-being of Intricon employees and families while still managing both company and employee costs. Look for more information about any changes to 2023 benefits towards the second half of this year.

Will our culture change?

Part of what makes Intricon a great place to work and the reason we are an attractive acquisition to Altaris is our collaborative and supportive culture. We will maintain these core values no matter what the future brings. With new investment opportunities from Altaris, we expect to be able to grow the positive pieces of our culture while adding tools and systems to create greater efficiency and speed in all areas of our operations.

If approved, how will the sale impact the day to day operations and the operator jobs at Intricon? (How will this impact my duties and responsibilities?)

For our highly valued direct labor team members, we anticipate very little change to the day-to-day work. Regardless of company ownership, we will continue to build on our strong foundation and improve work processes and conditions that make daily work more efficient, comfortable and rewarding for all team members.

How and who will notify customers and suppliers of the possible sale?

The Executive Team has a plan to reach out to our customers and key suppliers. If you have questions or concerns about a particular customer or partner, please reach out to the appropriate Executive Team member.

We are pleased to let our customers know that this transaction is great news, that they can continue to rely on the excellent service they expect and deserve, and that partnering with Altaris will give us the resources to support our growth and the execution of our strategic plans for the business.

From the customers’ perspective, they should not expect any changes, and we will keep them apprised of any updates.

Who should I contact if I have more questions?

If you have more questions, please reach out to an Executive or a senior leader. Sara Hill and Stephanie Brown are available if you prefer to discuss questions with HR.